Exhibit 99

PFIZER REPORTS FOURTH-QUARTER AND FULL-YEAR 2019 RESULTS
PROVIDES 2020 FINANCIAL GUIDANCE

▪	Full-Year 2019 Revenues of $51.8 Billion, Reflecting 1% Operational Decline; Excluding the Impact from Consumer Healthcare(1), Revenues Increased 2% Operationally

–	8% Operational Growth from Biopharma, Primarily Driven by Ibrance, Eliquis, Xeljanz and Vyndaqel as well as 14% Operational Growth in Emerging Markets

–	16% Operational Decline from Upjohn, Primarily Due to U.S. Loss of Exclusivity of Lyrica in 2019

▪	Fourth-Quarter 2019 Revenues of $12.7 Billion, Reflecting 8% Operational Decline; Excluding the Impact from Consumer Healthcare(1), Revenues Declined 1% Operationally

–	9% Operational Growth from Biopharma; 32% Operational Decline from Upjohn

▪	Full-Year 2019 Reported Diluted EPS(2) of $2.87, Adjusted Diluted EPS(3) of $2.95; Fourth-Quarter 2019 Reported LPS(2) of $0.06, Adjusted Diluted EPS(3) of $0.55

▪	Provides Full-Year 2020 Financial Guidance for Total Company(4), New Pfizer(5) and Upjohn(6)

–	Total Company(4) Revenue Guidance of $48.5 to $50.5 Billion, Adjusted Diluted EPS(3) of $2.82 to $2.92 (Assumes Full-Year 2020 Contribution from Biopharma and Upjohn and No 2020 Share Repurchases)

–	Midpoint of New Pfizer(5) Revenue Guidance Range Implies 8% Operational Growth Compared to 2019
NEW YORK, NY, Tuesday, January 28, 2020 – Pfizer Inc. (NYSE: PFE) reported financial results for fourth-quarter and full-year 2019 and provided 2020 financial guidance.
Results for the fourth quarter and the full year of 2019 and 2018(7) are summarized below.
OVERALL RESULTS

($ in millions, except per share amounts)	Fourth-Quarter			Full-Year
	2019	2018	Change	2019	2018	Change
Revenues	$ 12,688	$ 13,976	(9%)	$ 51,750	$ 53,647	(4%)
Reported Net Income/(Loss)(2)	(337)	(394)	(14%)	16,273	11,153	46%
Reported Diluted EPS/(LPS)(2)	(0.06)	(0.07)	(9%)	2.87	1.87	54%
Adjusted Income(3)	3,108	3,749	(17%)	16,733	17,477	(4%)
Adjusted Diluted EPS(3)	0.55	0.63	(13%)	2.95	2.92	1%

REVENUES

($ in millions)	Fourth-Quarter				Full-Year
	2019	2018	% Change		2019	2018	% Change
			Total	Oper.			Total	Oper.
Biopharma	$ 10,532	$ 9,820	7%	9%	$ 39,419	$ 37,558	5%	8%
Upjohn	2,156	3,182	(32%)	(32%)	10,233	12,484	(18%)	(16%)
Consumer Healthcare(1)	—	974	(100%)	(100%)	2,098	3,605	(42%)	(40%)
Total Company	$ 12,688	$ 13,976	(9%)	(8%)	$ 51,750	$ 53,647	(4%)	(1%)

Acquisitions and the contribution of Pfizer’s Consumer Healthcare business to the GSK Consumer Healthcare joint venture (JV) that were completed during 2019 impacted financial results in the periods presented(1). Some amounts in this press release may not add due to rounding. All percentages have been calculated using unrounded amounts. References to operational variances pertain to period-over-period growth rates that exclude the impact of foreign exchange(8).
2020 FINANCIAL GUIDANCE(9)
2020 financial guidance for Total Company(4) is presented below. Total Company(4) financial guidance reflects a full year of revenue and expense contributions from Biopharma and Upjohn.

Revenues	$48.5 to $50.5 billion
Adjusted Cost of Sales(3) as a Percentage of Revenues	19.9% to 20.9%
Adjusted SI&A Expenses(3)	$12.0 to $13.0 billion
Adjusted R&D Expenses(3)	$8.1 to $8.5 billion
Adjusted Other (Income)/Deductions(3)	Approximately $800 million of income
Effective Tax Rate on Adjusted Income(3)	Approximately 15.0%
Adjusted Diluted EPS(3)	$2.82 to $2.92

Financial guidance for Adjusted diluted EPS(3) assumes no share repurchases in 2020.
A reconciliation of Pfizer’s full-year 2019 revenues to 2019 revenues excluding the partial-year revenue contribution from the Consumer Healthcare(1) segment is presented below. Also presented below is a comparison of full-year 2019 results excluding the revenue contribution from the Consumer Healthcare(1) segment to Pfizer’s 2020 Total Company(4) financial guidance for revenues and Adjusted diluted EPS(3) at 2019 foreign exchange rates and at mid-January 2020 foreign exchange rates.

	Full-Year 2019 Results	2019 Revenues Generated from Consumer Healthcare(1) Segment	2019 Results Excluding Consumer Healthcare(1) Revenues	2020 Financial Guidance at 2019 FX Rates	Impact of Mid-January 2020 FX Rates Compared to 2019 FX Rates	2020 Total Company(4) Financial Guidance

Revenues ($ in billions)	$51.8	($2.1)	$49.7	$48.7 to $50.7	($0.2)	$48.5 to $50.5
Adjusted Diluted EPS(3)	$2.95	—	$2.95	$2.84 to $2.94	($0.01)	$2.82 to $2.92

Upon the closing of the Consumer Healthcare JV transaction(1) in third-quarter 2019, Pfizer deconsolidated its Consumer Healthcare segment, which resulted in a shift from recording revenue and expense contributions from the Consumer Healthcare segment to Pfizer recording its pro rata share of the earnings generated by the Consumer Healthcare JV(1) in Adjusted other (income)/deductions(3) on a one-quarter lag. Therefore, full-year 2019 revenues reflect seven months of Consumer Healthcare segment domestic operations and eight months of Consumer Healthcare segment international operations. Full-year 2019 Adjusted diluted EPS(3) likewise reflects seven months of domestic segment operations and eight months of international segment operations as well as Pfizer’s pro rata share of two months of the Consumer Healthcare JV’s earnings generated in third-quarter 2019, which were recorded in Pfizer’s Adjusted other (income)/deductions(3) in fourth-quarter 2019.
2020 financial guidance for Total Company(4) Adjusted other (income)/deductions(3) and Adjusted diluted EPS(3) reflects Pfizer’s share of the JV’s earnings that were generated in fourth-quarter 2019 (to be recorded by Pfizer in first-quarter 2020) as well as Pfizer’s share of the JV’s projected earnings during the first three quarters of 2020.
Shift from Biopharma to Upjohn of Meridian Medical Technologies (Meridian) and the Pfizer-Mylan Strategic Collaboration in Japan (Mylan-Japan)(10)
Beginning in 2020, Upjohn began managing Pfizer’s Meridian subsidiary, the manufacturer of EpiPen and other auto-injector products, and the Mylan-Japan collaboration for generic drugs in Japan (established in 2012). As a result, revenues and expenses associated with Meridian and Mylan-Japan will be reported in Pfizer’s Upjohn business beginning in first-quarter 2020. In 2019, revenues from Meridian and Mylan-Japan were recorded in Pfizer’s Biopharma business and totaled $598 million, flat operationally, compared with full-year 2018.
2020 Financial Guidance for New Pfizer(5)

Revenues	$40.7 to $42.3 billion
Adjusted IBT Margin(11)	Approximately 37.0%
Adjusted Diluted EPS(3)	$2.25 to $2.35
Operating Cash Flow	$11.0 to $12.0 billion

A reconciliation of the updated 2020 financial guidance for New Pfizer(5) to the 2020 preliminary financial targets provided in July 2019 is presented below (columns may not add due to rounding).

($ billions, except per share amounts and percentages)	Financial Targets Provided in July 2019 (at Mid-January 2019 FX Rates)	Operational Improvements Since July 2019	Guidance Reflecting Operational Improvements Since July 2019	Impact of Shift in Reporting of Meridian and Mylan-Japan to Upjohn	Guidance Excluding Meridian and Mylan-Japan	Impact of Mid-January 2020 FX Rates vs. Mid-January 2019 FX Rates	2020 New Pfizer(5) Financial Guidance

Revenues	Approx $40.0	$1.8 to $3.3	$41.8 to $43.3	($0.6)	$41.2 to $42.7	($0.6)	$40.7 to $42.3
Adjusted IBT Margin(11)	Mid-30%s	200 bps	Approx 37.0%	--	Approx 37.0%	--	Approx 37.0%
Adjusted Diluted EPS(3)	--	--	$2.31 to $2.41	($0.02)	$2.29 to $2.39	($0.05)	$2.25 to $2.35
Operating Cash Flow	$11.0 to $12.0	$0.4	$11.4 to $12.4	($0.2)	$11.2 to $12.2	($0.2)	$11.0 to $12.0

The midpoint of the revenue guidance range implies 8% volume-driven operational growth compared to full-year 2019 Biopharma revenues, adjusted to exclude the 2019 revenue contribution from Meridian and Mylan-Japan.

2020 Financial Guidance for Upjohn(6)
2020 financial guidance for Upjohn(6) now reflects the inclusion of revenues and expenses associated with Meridian and Mylan-Japan, which were previously recorded in Pfizer’s Biopharma business. Except for the shift of Meridian and Mylan-Japan from Biopharma to Upjohn, there are no operational changes to Upjohn’s 2020 financial guidance(6) compared with the preliminary financial targets that were provided in July 2019.

Revenues	$8.0 to $8.5 billion
Adjusted EBITDA(12)	$3.8 to $4.2 billion

A reconciliation of the updated 2020 financial guidance for Upjohn(6) to the 2020 preliminary financial targets provided in July 2019 is presented below (columns may not add due to rounding).

($ in billions)	Financial Targets Provided in July 2019 (at Mid-January 2019 FX Rates)	Guidance Unchanged Since July 2019	Impact of Shift in Reporting of Meridian and Mylan-Japan to Upjohn	Guidance Including Meridian and Mylan-Japan	Impact of Mid-January 2020 FX Rates Compared to Mid-January 2019 FX Rates	2020 Upjohn(6) Financial Guidance

Revenues	$7.5 to $8.0	$7.5 to $8.0	$0.6	$8.1 to $8.6	($0.1)	$8.0 to $8.5
Adjusted EBITDA(12)	$3.8 to $4.1	$3.8 to $4.1	$0.1	$3.9 to $4.3	($0.1)	$3.8 to $4.2

The midpoint of the revenue guidance range implies 23% operational decline compared to full-year 2019 Upjohn revenues, adjusted to include Meridian and Mylan-Japan.
CAPITAL ALLOCATION

▪	During full-year 2019, Pfizer returned $16.9 billion directly to shareholders, through a combination of:

–	$8.0 billion of dividends, composed of quarterly dividends of $0.36 per share of common stock; and

–
$8.9 billion of share repurchases, composed of $2.1 billion of open-market share repurchases in first-quarter 2019 and a $6.8 billion accelerated share repurchase agreement executed in February 2019 and completed in August 2019.

▪	The full-year 2019 diluted weighted-average shares used to calculate earnings per common share was 5,675 million shares, a reduction of 302 million shares compared to full-year 2018.

▪	As of January 28, 2020, Pfizer’s remaining share repurchase authorization was $5.3 billion. No share repurchases are currently planned in 2020.

EXECUTIVE COMMENTARY
Dr. Albert Bourla, Pfizer’s Chairman and Chief Executive Officer, stated, “2019 was a busy year, highlighted by solid financial performance, shareholder-friendly capital allocation, the strengthening of our pipeline as well as the formation of the Consumer Healthcare JV with GSK. We also announced a definitive agreement to combine Upjohn and Mylan to create a new global pharmaceutical company, Viatris, marking an important milestone in Pfizer’s evolution toward becoming a more focused, global leader in innovative medicines.
“2020 is expected to be an exciting year for Pfizer with the close of the Upjohn-Mylan transaction anticipated by mid-year, leaving New Pfizer positioned to deliver revenue and Adjusted diluted EPS(3) growth that is expected to be among the industry leaders. New Pfizer will be a smaller, science-based company with a singular focus on innovation while also continuing to allocate significant capital directly to shareholders, primarily through dividends.
“For New Pfizer, we expect important clinical data readouts across our early-, mid- and late-stage pipeline. In the first half of 2020, we expect to report pivotal top-line results for the JADE Compare study for abrocitinib (PF-04965842), our Janus kinase-1 (JAK1) inhibitor for moderate-to-severe atopic dermatitis (AD), for three Phase 3 trials of PF-06482077, our 20-valent pneumococcal conjugate vaccine candidate in adults aged 18 and older, and for Xeljanz in ankylosing spondylitis, in addition to the potentially registration-enabling Phase 2 ANCHOR study evaluating the combination of Braftovi, Mektovi and cetuximab for the first-line treatment of BRAFV600E-mutant metastatic colorectal cancer. We also expect data in the first half of 2020 for promising earlier-stage opportunities, including proof-of-concept readouts for PF-06939926, our mini-dystrophin gene therapy candidate for Duchenne muscular dystrophy, for PF-06928316, our prophylactic vaccine candidate for the prevention of respiratory syncytial virus infection, and for PF-06700841, an investigational topical TYK2/JAK1 dual inhibitor for psoriasis and AD.
“In the second half of 2020, we look forward to top-line results for the Phase 3 PENELOPE-B study of Ibrance in early-stage breast cancer as well as for proof-of-concept readouts for PF-06651600, our dual JAK3/TEC inhibitor as a potential treatment for vitiligo, for PF-06700841 for potential treatment of psoriatic arthritis (PsA), and for PF-06826647, our investigational TYK2 inhibitor for psoriasis. In addition, we now expect the Phase 3 PALLAS study of Ibrance in early-stage breast cancer to complete in early 2021. In 2020, we are focused on accelerating the pipeline and building on the business momentum that we generated in 2019,” Dr. Bourla concluded.
Frank D’Amelio, Chief Financial Officer and Executive Vice President, Business Operations and Global Supply, stated, “I am pleased with our 2019 financial results, which met or exceeded all components of our financial guidance. Our Biopharma business generated 8% operational revenue growth, driven by strong growth from Ibrance, Eliquis, Xeljanz and Vyndaqel/Vyndamax. As expected, the Upjohn business declined 16% operationally, primarily reflecting the U.S. loss of exclusivity of Lyrica in July 2019. Excluding Lyrica in the U.S. and the

impact of other recent product losses of exclusivity, Upjohn revenues declined 3% operationally in 2019. We also returned $16.9 billion directly to shareholders through share repurchases and dividends, demonstrating our continued commitment to returning capital to our shareholders.
“Today we also provided 2020 financial guidance for Total Company(4), New Pfizer(5) and Upjohn(6). The midpoint of the revenue guidance range for New Pfizer(5) implies 8% operational growth and reflects anticipated continued strong growth from certain in-line brands such as Ibrance, Eliquis, Xeljanz, Xtandi and Inlyta, from recent and expected product launches such as Vyndaqel/Vyndamax, Braftovi, Mektovi and oncology biosimilars as well as from emerging markets. Since July 2019, several of the aforementioned products have performed better than we had anticipated and have generated strong momentum that we expect to continue in 2020. The midpoint of the revenue guidance range for Upjohn(6) implies a 23% operational decline, primarily reflecting expected declines for products that have recently lost marketing exclusivity and lower revenues from China due to the geographic expansion of the volume-based procurement (VBP) program to all Chinese provinces in 2020. Importantly, the financial guidance for Upjohn(6) remains unchanged on an operational basis from the preliminary financial targets that were provided in July 2019,” Mr. D’Amelio concluded.
QUARTERLY FINANCIAL HIGHLIGHTS (Fourth-Quarter 2019 vs. Fourth-Quarter 2018)
Fourth-quarter 2019 revenues totaled $12.7 billion, a decrease of $1.3 billion, or 9%, compared to the prior-year quarter, reflecting an operational decline of $1.1 billion, or 8%, as well as the unfavorable impact of foreign exchange of $158 million, or 1%.
Biopharma Revenue Highlights
Fourth-quarter 2019 Biopharma revenues totaled $10.5 billion, up 9% operationally, primarily driven by:

▪	Eliquis globally, up 22% operationally, primarily driven by continued increased adoption in non-valvular atrial fibrillation as well as oral anti-coagulant market share gains;

▪	Vyndaqel/Vyndamax global revenues were $213 million, driven by:

–	the U.S. launches of Vyndaqel in May 2019 and Vyndamax in September 2019 for the treatment of transthyretin amyloid cardiomyopathy (ATTR-CM); and

–
180% operational growth in international markets, primarily driven by the March 2019 launch of the ATTR-CM indication in Japan and continued uptake for the transthyretin amyloid polyneuropathy indication in developed Europe;

▪	Ibrance globally, up 15% operationally, primarily driven by:

–
14% growth in the U.S., primarily driven by cyclin-dependent kinase (CDK) class market share growth and Ibrance’s continued CDK market share leadership in its approved metastatic breast cancer indications; and

–	17% operational growth in international markets, reflecting continued strong uptake following launches primarily in certain emerging markets;

▪
the Hospital business in the U.S. and emerging markets, collectively up 8% operationally, primarily driven by continued growth from anti-infective products in China as well as the November 2018 U.S. launch of Panzyga and U.S. revenue growth from Pfizer CentreOne, Pfizer’s contract manufacturing business;

▪
Prevenar 13 in emerging markets, up 27% operationally, primarily reflecting the overall favorable impact of timing associated with government purchases for the pediatric indication compared with the prior-year quarter, as well as continued pediatric uptake in China;

▪
Inlyta in the U.S., up 249%, primarily driven by increased uptake resulting from the second-quarter 2019 U.S. Food and Drug Administration (FDA) approvals for combinations of certain immune checkpoint inhibitors plus Inlyta for the first-line treatment of patients with advanced renal cell carcinoma (RCC);

▪	Xeljanz globally, up 11% operationally, primarily driven by:

–
44% operational growth in international markets, reflecting continued uptake in the rheumatoid arthritis (RA) indication as well as from the recent launch of the ulcerative colitis (UC) indication in certain developed markets; and

–	1% growth in the U.S., reflecting continued volume growth from the 2018 launches of the UC and PsA indications offset by higher rebating from new commercial contracts; and

▪	Xtandi in the U.S., up 29%, primarily driven by continued uptake in the metastatic and non-metastatic castration-resistant prostate cancer indications, partially offset primarily by lower revenues for:

▪	Enbrel internationally, down 18% operationally, primarily reflecting continued biosimilar competition in most developed Europe markets; and

▪	Prevnar 13 in the U.S., down 7%, reflecting the continued decline in revenues for the adult indication due to a declining “catch up” opportunity compared to the prior-year quarter.

Upjohn Revenue Highlights
Fourth-quarter 2019 Upjohn revenues totaled $2.2 billion, down 32% operationally, primarily driven by the expected significant volume declines for Lyrica in the U.S. due to multi-source generic competition that began in July 2019. Excluding the unfavorable impact of Lyrica in the U.S. and other recent product losses of exclusivity, fourth-quarter 2019 revenues for Upjohn declined 6% operationally.
Fourth-quarter 2019 Upjohn revenues in China declined 1% operationally, primarily driven by declines for Lipitor and Norvasc in provinces where the VBP program has been implemented, partially offset by products not impacted by the VBP implementation, including Celebrex and Viagra, as well as operational growth from Lipitor and Norvasc in provinces were VBP had not been implemented.
GAAP Reported(2) Income Statement Highlights
SELECTED TOTAL COMPANY REPORTED COSTS AND EXPENSES(2)

($ in millions)	Fourth-Quarter				Full-Year
	2019	2018	% Change		2019	2018	% Change
			Total	Oper.			Total	Oper.
Cost of Sales(2)	$ 2,608	$ 3,075	(15%)	(17%)	$ 10,219	$ 11,248	(9%)	(7%)
Percent of Revenues	20.6%	22.0%	N/A	N/A	19.7%	21.0%	N/A	N/A
SI&A Expenses(2)	4,240	4,007	6%	7%	14,350	14,455	(1%)	1%
R&D Expenses(2)	2,822	2,457	15%	15%	8,650	8,006	8%	9%
Total	$ 9,670	$ 9,539	1%	1%	$ 33,218	$ 33,709	(1%)	—

(Gain) on Completion of Consumer Healthcare JV Transaction(1)	1	—	*	*	($8,086)	—	*	*
Other (Income)/Deductions––net(2)	3,041	3,259	(7%)	(6%)	3,578	2,116	69%	73%
Effective Tax Rate on Reported Income(2)	*	*			7.8%	5.9%

* Indicates calculation not meaningful.
Fourth-quarter and full-year 2019 Cost of Sales(2), SI&A Expenses(2) and R&D Expenses(2) were favorably impacted by the July 31, 2019 completion of the Consumer Healthcare JV transaction with GSK(1).
Pfizer recorded lower other deductions––net(2) in fourth-quarter 2019 compared with the prior-year quarter, primarily driven by:

▪
lower asset impairment charges of $2.7 billion in fourth-quarter 2019, primarily related to Eucrisa, which was acquired in connection with Pfizer’s 2016 acquisition of Anacor Pharmaceuticals, Inc., compared to asset impairment charges of $3.1 billion in fourth-quarter 2018, primarily associated with generic sterile injectable products acquired in connection with Pfizer’s 2015 acquisition of Hospira, Inc.;

▪	higher net gains on investments in equity securities;

▪	lower business and legal entity alignment costs; and

▪	lower net realized losses on sales of investments in debt securities, partially offset primarily by:

▪	higher charges for certain legal matters;

▪	higher pension and other post-retirement benefit costs; and

▪	higher net interest expense.
Pfizer’s effective tax rate on Reported income(2) for fourth-quarter 2019 compared to the prior-year quarter was favorably impacted primarily by:

▪	benefits related to certain tax initiatives associated with the implementation of our new organizational structure; and

▪	a favorable change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business, partially offset primarily by:

▪	a decrease in tax benefits associated with the resolution of certain tax positions pertaining to prior years primarily with various foreign tax authorities; and

▪	the non-recurrence of certain tax initiatives and favorable adjustments recorded in 2018 to the provisional estimate of the legislation in the U.S. commonly referred to as the Tax Cuts and Jobs Act.
In addition to the aforementioned factors impacting Pfizer’s effective tax rate on Reported income(2) for fourth-quarter 2019, Pfizer’s full-year 2019 effective tax rate on Reported income(2) compared to the prior year was impacted primarily by:

▪	a tax benefit related to the settlement of a U.S. Internal Revenue Service audit for multiple tax years, partially offset primarily by:

▪	the tax expense associated with the $8.1 billion pre-tax gain recorded in third-quarter 2019 related to the completion of the Consumer Healthcare JV transaction with GSK(1).

Adjusted(3) Income Statement Highlights
SELECTED TOTAL COMPANY ADJUSTED COSTS AND EXPENSES(3)

($ in millions)	Fourth-Quarter				Full-Year
	2019	2018	% Change		2019	2018	% Change
			Total	Oper.			Total	Oper.
Adjusted Cost of Sales(3)	$ 2,600	$ 3,044	(15%)	(17%)	$ 10,030	$ 11,130	(10%)	(7%)
Percent of Revenues	20.5%	21.8%	N/A	N/A	19.4%	20.7%	N/A	N/A
Adjusted SI&A Expenses(3)	4,070	3,968	3%	4%	14,041	14,232	(1%)	1%
Adjusted R&D Expenses(3)	2,530	2,436	4%	4%	7,988	7,962	—	1%
Total	$ 9,200	$ 9,448	(3%)	(3%)	$ 32,059	$ 33,325	(4%)	(2%)

Adjusted Other (Income)/Deductions––net(3)	($97)	$15	*	*	($300)	($667)	(55%)	(67%)
Effective Tax Rate on Adjusted Income(3)	11.3%	15.4%			15.0%	15.4%

Fourth-quarter 2019 diluted weighted-average shares outstanding used to calculate Adjusted(3) diluted EPS declined by 281 million shares compared to the prior-year quarter primarily due to Pfizer’s share repurchase program, reflecting the impact of share repurchases during 2018 and 2019, partially offset by dilution related to share-based employee compensation programs.
A full reconciliation of Reported(2) to Adjusted(3) financial measures and associated footnotes can be found starting on page 25 of this press release.
FULL-YEAR REVENUE SUMMARY (Full-Year 2019 vs. Full-Year 2018)
Full-year 2019 revenues totaled $51.8 billion, a decrease of $1.9 billion, or 4%, compared to full-year 2018, reflecting an operational decline of $545 million, or 1%, and the unfavorable impact of foreign exchange of $1.4 billion, or 3%.
Biopharma Revenue Highlights
Full-year 2019 Biopharma revenues totaled $39.4 billion, up 8% operationally, primarily driven by:

▪	continued uptake for Ibrance, Eliquis, Xeljanz and Vyndaqel/Vyndamax globally;

▪	Prevenar 13 in emerging markets; and

▪	Inlyta in the U.S.,
partially offset primarily by lower revenues for:

▪	Enbrel internationally; and

▪	Prevnar 13 in the U.S.

Upjohn Revenue Highlights
Full-year 2019 Upjohn revenues totaled $10.2 billion, down 16% operationally, primarily driven by Lyrica in the U.S. due to multi-source generic competition that began in July 2019 and Viagra in the U.S. due to increased generic competition following its December 2017 patent expiration. Excluding the unfavorable impact of Lyrica in the U.S. and other recent product losses of exclusivity, full-year 2019 revenues for Upjohn declined 3% operationally.
Full-year 2019 Upjohn revenues in China grew 7% operationally, primarily driven by products not impacted by the VBP implementation, including Viagra, Celebrex, Zoloft and Lyrica, as well as by Lipitor and Norvasc in provinces where the VBP program had not been implemented, partially offset by revenue declines for Lipitor and Norvasc in provinces impacted by the March 2019 VBP program implementation.
Consumer Healthcare Revenue Highlights
Full-year 2019 revenues for Consumer Healthcare totaled $2.1 billion, down 40% operationally, reflecting the July 31, 2019 completion of the Consumer Healthcare JV transaction with GSK(1).
RECENT NOTABLE DEVELOPMENTS (Since October 29, 2019)
Product Developments

▪	Abrilada/Amsparity (biosimilar adalimumab)

–
In December 2019, the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) adopted a positive opinion recommending the approval of Amsparity as a biosimilar to Humira®(13) (adalimumab) for the treatment of certain patients with RA, juvenile idiopathic arthritis, axial spondyloarthritis, PsA, psoriasis, hidradenitis suppurativa, Crohn’s disease, UC, uveitis, and pediatric plaque psoriasis. The CHMP’s opinion is now under review by the European Commission (EC) with a final decision expected in the coming months. Pfizer does not currently plan to commercialize Amsparity in the EU should it be approved by the EC due to unfavorable market conditions.

–
In November 2019, Pfizer announced that the FDA has approved Abrilada (adalimumab-afzb) as a biosimilar to Humira®(13) (adalimumab), for the treatment of certain patients with RA, juvenile idiopathic arthritis, PsA, ankylosing spondylitis, adult Crohn’s disease, UC and plaque psoriasis. Pfizer is working to make Abrilada available to U.S. patients as soon as feasible based on the terms of its agreement with AbbVie. Current plans are to launch Abrilada in 2023.

▪	Bavencio (avelumab)

–
In January 2020, EMD Serono, the biopharmaceutical business of Merck KGaA, Darmstadt, Germany in the U.S. and Canada, and Pfizer announced that the Phase 3 JAVELIN Bladder 100 study met its primary endpoint of overall survival (OS) at a planned interim analysis. In this study, patients with previously untreated locally advanced or metastatic urothelial carcinoma whose disease did not progress on induction chemotherapy and who were randomized to receive first-line maintenance therapy with Bavencio and best supportive care (BSC) lived significantly longer than those who received BSC only. A statistically significant improvement in OS was demonstrated in the Bavencio arm in each of the co-primary populations: all randomized patients and patients with PD-L1–positive tumors. The safety profile for Bavencio in the trial was consistent with that in the JAVELIN monotherapy clinical development program. The results of this study will be submitted for presentation at an upcoming medical congress and shared with the FDA and other health authorities.

–
In November 2019, EMD Serono and Pfizer announced topline results of the Phase 3 JAVELIN Gastric 100 study evaluating avelumab as first-line maintenance therapy following induction chemotherapy in patients with unresectable, locally advanced or metastatic HER2-negative gastric or gastroesophageal junction cancer versus continuation of chemotherapy or BSC. While the study showed clinical activity for avelumab in this setting, it did not meet the primary endpoints of superior OS compared with the standard of care in the overall intent-to-treat population or the PD-L1–positive population. No new safety signals were observed, and the safety profile for avelumab in this trial was consistent with that observed in the overall JAVELIN clinical development program. The results of this study will be submitted for presentation at an upcoming medical congress.

▪
Braftovi (encorafenib) -- In December 2019, Pfizer announced that the FDA accepted and granted priority review to the company’s supplemental New Drug Application (sNDA) for Braftovi in combination with Erbitux®(14) (cetuximab) based on results from the Phase 3 BEACON CRC trial, which evaluated the efficacy and safety of Braftovi in combination with Erbitux with or without Mektovi (binimetinib) in patients with advanced BRAFV600E-mutant metastatic colorectal cancer (mCRC), following one or two lines of therapy. The sNDA has a Prescription Drug User Fee Act goal date for a decision by the FDA in April 2020.

▪
Eliquis (apixaban) -- In December 2019, the Bristol-Myers Squibb-Pfizer alliance announced results at the American Society of Hematology Annual Meeting (ASH Conference) for retrospective real-world data analyses reporting outcomes on the safety and effectiveness of Eliquis compared to low molecular weight heparin (LMWH) or warfarin for the treatment of venous thromboembolism (VTE) in patients with active cancer. Results from the primary analysis showed that Eliquis use was associated with lower rates of major bleeding, clinically-relevant non-major (CRNM) bleeding and recurrent VTE compared to LMWH. Eliquis was also associated with a lower rate of recurrent VTE and similar rates of major bleeding and CRNM bleeding compared to warfarin. In a second oral presentation at the ASH Conference, results from a subgroup analysis of the primary study were highlighted based on different levels of risk for developing recurrent VTE. Study findings were generally consistent with the primary analysis.

▪
Vyndaqel (tafamidis) -- In December 2019, Pfizer announced that the CHMP of the EMA adopted a positive opinion recommending the approval of Vyndaqel, a once-daily 61 mg oral capsule, for the treatment of wild-type or hereditary transthyretin amyloidosis in adult patients with cardiomyopathy. The CHMP’s opinion is now under review by the EC with a final decision expected in coming months.

▪	Xeljanz (tofacitinib)

–
In December 2019, Pfizer announced that the FDA approved Xeljanz XR extended-release 11 mg and 22 mg tablets for the once-daily treatment of adult patients with moderately to severely active UC, after an inadequate response or intolerance to TNF blockers.

–
In November 2019, Pfizer announced that the CHMP of the EMA adopted a final opinion following the re-evaluation of the benefit/risk of the three approved indications of Xeljanz in the European Union (EU). This re-evaluation was initiated following Pfizer’s initial announcement regarding the increased occurrence of pulmonary embolism and an increase in overall mortality with Xeljanz 10 mg twice daily found in an ongoing postmarketing requirement study (A3921133) in RA patients 50 years of age or older with at least one cardiovascular risk factor. The CHMP opinion was forwarded to the EC which is expected to issue, by the end of January 2020 or in February 2020, a final legally binding decision applicable in all EU Member States. The EMA recommended that Xeljanz should be used with caution in patients at high risk of blood clots. In addition, maintenance doses of 10 mg twice daily are not recommended in patients with UC who are at high risk of blood clots unless there is no suitable alternative treatment. Five mg twice daily should not be exceeded for RA or PsA. Patients should be advised of the risk of VTE and should seek immediate medical treatment if symptoms develop during treatment. Further, the EMA is recommending that, due to increased risk of infections, patients older than 65 years of age should be treated with Xeljanz only when there is no suitable alternative treatment. The recommendations in this final CHMP opinion replace the provisional measures put in place at the start of the review in May 2019 which contraindicated the 10 mg twice daily dose of Xeljanz for patients at high risk of blood clots in the lungs. The CHMP is recommending removal of that contraindication. The changes come into force when the EC issues its decision.

–
In November 2019, Pfizer presented positive results from a Phase 3 investigational study of tofacitinib in children and adolescents aged two to less than 18 with polyarticular juvenile idiopathic arthritis (pa-JIA) during a late-breaking oral presentation at the American College of Rheumatology/Association of Rheumatology Professionals Annual Meeting. The trial met its primary endpoint showing that in patients with pa-JIA, the occurrence of disease flare in patients treated with tofacitinib was significantly lower than patients treated with placebo at week 44. The most common adverse events in this study in any treatment group were upper respiratory tract infection, headache, nasopharyngitis, nausea, pyrexia, disease progression, vomiting and pa-JIA. There were no cases of death, major adverse cardiovascular events, malignancies, thrombosis, opportunistic infection or tuberculosis. Pfizer intends to submit regulatory applications for this indication in 2020.

▪
Xtandi (enzalutamide) -- In December 2019, Astellas Pharma Inc. and Pfizer announced that the FDA approved a sNDA for Xtandi for the treatment of patients with metastatic castration-sensitive prostate cancer (mCSPC). In 2019, it is estimated that just over 40,000 men in the U.S. are living with mCSPC, a form of prostate cancer that has spread to other parts of the body and still responds to a medical or surgical treatment that lowers testosterone.

Pipeline Developments
A comprehensive update of Pfizer’s development pipeline was published today and is now available at www.pfizer.com/science/drug-product-pipeline. It includes an overview of Pfizer’s research and a list of compounds in development with targeted indication and phase of development, as well as mechanism of action for some candidates in Phase 1 and all candidates from Phase 2 through registration.

▪
PF-07055480 (SB-525) -- In December 2019, in a poster presentation at the ASH Conference, Sangamo Therapeutics, Inc. and Pfizer presented updated follow-up results from the Phase 1/2 Alta study evaluating investigational SB-525 gene therapy in patients with severe hemophilia A. The data showed that SB-525 was generally well tolerated and demonstrated sustained increased Factor VIII levels following treatment with SB-525 through to 44 weeks, the extent of follow-up for the longest treated patient in the 3e13 vg/kg dose cohort. In addition, the manufacturing technology transfer and the transfer of the Investigational New Drug application to Pfizer were completed in fourth-quarter 2019.

Corporate Developments

▪
In December 2019, Pfizer and Theravance Biopharma Ireland Limited, a subsidiary of Theravance Biopharma, Inc. (Theravance Biopharma) announced that the companies have entered into a global license agreement for Theravance Biopharma’s preclinical program for skin-targeted, locally-acting pan-Janus kinase (JAK) inhibitors that can be rapidly metabolized. The compounds in this program target validated pro-inflammatory pathways and are specifically designed to possess skin-selective activity with minimal systemic exposure. Under the terms of the agreement, Theravance Biopharma received an upfront cash payment of $10 million and is eligible to receive up to an additional $240 million in development and sales milestone payments from Pfizer. In addition, Theravance Biopharma will be eligible to receive royalties on worldwide net sales of any potential products emerging from the program.

▪
In December 2019, Pfizer and Mylan N.V. (Mylan) announced that Ian Read, Pfizer’s former Chairman and Chief Executive Officer, and James Kilts, a Pfizer director since 2007, will join the board of directors of Viatris, the company to be formed by the planned combination of Mylan and Upjohn, upon completion of the transaction, which is anticipated to occur in mid-2020. As previously announced, upon the completion of the transaction, Robert J. Coury will serve as the Executive Chairman of the Viatris board and Michael Goettler, current Group President, Upjohn, will serve as Chief Executive Officer and board member. Also, as previously announced, Ian Read retired from Pfizer’s board on December 31, 2019. James Kilts will cease being a member of Pfizer’s board immediately upon the closing of the transaction.

▪
In December 2019, Pfizer announced plans to host an Investor Day to showcase the company’s mid-to-late-stage R&D pipeline progress and commercial momentum across its Biopharma businesses, to be held on Tuesday, March 31, 2020 at its global headquarters in New York, NY. Pfizer business executives and scientific leadership will provide updates on the company’s progress in advancing its R&D pipeline, specifically on product candidates with blockbuster potential that are expected to launch by 2025.

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.

(1)	The following acquisitions and divestitures impacted financial results for the periods presented:

▪
On July 31, 2019, Pfizer and GlaxoSmithKline plc (GSK) completed a transaction that combined the two companies’ respective consumer healthcare businesses into a joint venture (JV), operating under the GSK Consumer Healthcare name. In exchange for contributing its Consumer Healthcare business to the JV, Pfizer received a 32% equity stake in the JV and GSK owns the remaining 68% of the JV. Upon the closing of the transaction, Pfizer deconsolidated its Consumer Healthcare business and recognized a pre-tax gain of $8.1 billion ($5.4 billion net of tax) in third-quarter 2019, reflecting the difference in the fair value of Pfizer’s 32% equity stake in the JV and the carrying value of its Consumer Healthcare business. In accordance with Pfizer’s domestic and international reporting periods(7), Pfizer’s financial results, and our Consumer Healthcare segment’s operating results, for full-year 2019 reflect seven months of Consumer Healthcare segment domestic operations and eight months of Consumer Healthcare segment international operations. Pfizer records its share of earnings from the Consumer Healthcare JV on a quarterly basis on a one-quarter lag in Other (income)/deductions––net commencing from August 1, 2019. Therefore, Pfizer recorded its share of two months of the JV’s earnings generated in third-quarter 2019 in Pfizer’s operating results in fourth-quarter 2019.

▪
On July 30, 2019, Pfizer announced the successful completion of its acquisition of Array BioPharma Inc. (Array). Array’s portfolio included the approved combined use of Braftovi (encorafenib) and Mektovi (binimetinib) for the treatment of BRAFV600E- or BRAFV600K- mutant unresectable or metastatic melanoma.

▪	On July 1, 2019, Pfizer announced the successful completion of its acquisition of the privately held clinical-stage biotechnology company, Therachon Holding AG.

(2)
Revenues is defined as revenues in accordance with U.S. generally accepted accounting principles (GAAP). Reported net income/(loss) is defined as net income/(loss) attributable to Pfizer Inc. in accordance with U.S. GAAP. Reported diluted earnings per share (EPS) and reported loss per share (LPS) are defined as diluted EPS or LPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.

(3)
Adjusted income and its components and Adjusted diluted EPS are defined as reported U.S. GAAP net income/(loss)(2) and its components and reported diluted EPS/(LPS)(2) excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items (some of which may recur, such as gains on the completion of joint venture transactions, restructuring charges, legal charges or net gains and losses on investments in equity securities, but which management does not believe are reflective of ongoing core operations). Adjusted cost of sales, Adjusted selling, informational and administrative (SI&A) expenses, Adjusted research and development (R&D) expenses and Adjusted other (income)/deductions are income statement line items prepared on the same basis as, and therefore components of, the overall Adjusted income measure. As described in the Financial Review––Non-GAAP Financial Measure (Adjusted Income) section of Pfizer’s 2018 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, management uses Adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. Because Adjusted income is an important internal measurement for Pfizer, management believes that investors’ understanding of our performance is enhanced by disclosing this performance measure. Pfizer reports Adjusted income, certain components of Adjusted income, and Adjusted diluted EPS in order to portray the results of the company’s major operations––the discovery, development, manufacture, marketing and sale of prescription medicines and vaccines––prior to considering certain income statement elements. See the accompanying reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the fourth quarter and full year of 2019 and 2018. The Adjusted income and its components and Adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(4)
Financial guidance for Total Company reflects a full-year 2020 contribution from Biopharma and Upjohn, the current construct of the company, and excludes any impact from the pending Upjohn combination with Mylan.

(5)
Financial guidance for New Pfizer reflects a full-year 2020 pro forma view of the company assuming the pending Upjohn combination with Mylan was completed at the beginning of 2020. Therefore, New Pfizer reflects contributions from the Biopharma business as it is presently being managed, which excludes contributions from Pfizer’s Meridian subsidiary and the Pfizer-Mylan strategic collaboration in Japan (Mylan-Japan). Pfizer’s Meridian subsidiary and Mylan-Japan were managed by Pfizer’s Biopharma business in 2019. Financial guidance for New Pfizer also includes the full-year effect of the following items that assume the completion of the Upjohn combination with Mylan:

▪	$12 billion of net proceeds from Upjohn to be retained by Pfizer, which Pfizer will use to repay its own existing indebtedness; and

▪	other transaction-related items, such as income from transition services agreements between Pfizer and Viatris.
In addition, 2020 financial guidance for New Pfizer Adjusted IBT Margin(11) and Adjusted diluted EPS(3) reflects Pfizer’s share of the earnings generated by the Consumer Healthcare JV(1) in fourth-quarter 2019

(to be recorded by Pfizer in first-quarter 2020) as well as Pfizer’s share of the JV’s projected earnings during the first three quarters of 2020.

(6)
Financial guidance for Upjohn assumes a full-year 2020 contribution from the Upjohn business as it is presently being managed, which includes contributions from Pfizer’s Meridian subsidiary and the Pfizer-Mylan strategic collaboration in Japan (Mylan-Japan). Pfizer’s Meridian subsidiary and Mylan-Japan were managed by Pfizer’s Biopharma business in 2019.

(7)
Pfizer’s fiscal year-end for international subsidiaries is November 30 while Pfizer’s fiscal year-end for U.S. subsidiaries is December 31. Therefore, Pfizer’s fourth quarter and full year for U.S. subsidiaries reflects the three and twelve months ending on December 31, 2019 and December 31, 2018 while Pfizer’s fourth quarter and full year for subsidiaries operating outside the U.S. reflects the three and twelve months ending on November 30, 2019 and November 30, 2018.

(8)
References to operational variances in this press release pertain to period-over-period growth rates that exclude the impact of foreign exchange. The operational variances are determined by multiplying or dividing, as appropriate, the current period U.S. dollar results by the current period average foreign exchange rates and then multiplying or dividing, as appropriate, those amounts by the prior-year period average foreign exchange rates. Although exchange rate changes are part of Pfizer’s business, they are not within Pfizer’s control. Exchange rate changes, however, can mask positive or negative trends in the business; therefore, Pfizer believes presenting operational variances provides useful information in evaluating the results of its business.

(9)
Pfizer does not provide guidance for GAAP Reported financial measures (other than revenues) or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP Reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, acquisition-related expenses, net gains or losses on investments in equity securities and potential future asset impairments without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP Reported results for the guidance period.

The 2020 financial guidance for Total Company reflects the following:

▪	Does not assume the completion of any business development transactions not completed as of December 31, 2019, including any one-time upfront payments associated with such transactions.

▪
Includes Pfizer’s pro rata share of the Consumer Healthcare JV(1) anticipated earnings, which is recorded in Adjusted other (income)/deductions(3) on a one-quarter lag. Therefore, 2020 financial guidance for Adjusted other (income)/deductions(3) and Adjusted diluted EPS(3) reflects Pfizer’s share of the JV’s earnings that were generated in fourth-quarter 2019 (to be recorded by Pfizer in first-quarter 2020) as well as Pfizer’s share of the JV’s projected earnings during first three quarters of 2020.

▪
Reflects an anticipated negative revenue impact of $2.4 billion due to recent and expected generic and biosimilar competition for certain products that have recently lost or are anticipated to soon lose patent protection.

▪
Exchange rates assumed are as of mid-January 2020. Reflects the anticipated unfavorable impact of approximately $0.2 billion on revenues and approximately $0.01 on Adjusted diluted EPS(3) as a result of changes in foreign exchange rates relative to the U.S. dollar compared to foreign exchange rates from 2019.

▪	Guidance for Adjusted diluted EPS(3) assumes diluted weighted-average shares outstanding of approximately 5.65 billion shares, which assumes no share repurchases in 2020.

(10)
Pfizer, Upjohn and Mylan are in the process of negotiating the terms on which Pfizer would transfer the Meridian business and/or certain Pfizer assets that currently form part of the Mylan-Japan collaboration to Viatris following the completion of the proposed combination of Upjohn and Mylan. There can be no assurance that any agreement or transaction will result from these negotiations and if the parties are unsuccessful in their efforts to negotiate the terms of such potential transactions, the Meridian business and/or the Pfizer assets that currently form part of the Mylan-Japan collaboration will remain with Pfizer.

(11)
Adjusted income(3) before tax margin (Adjusted IBT margin) is defined as revenue less the sum of Adjusted cost of sales(3), Adjusted SI&A expenses(3), Adjusted R&D expenses(3), Adjusted amortization of intangible assets(3) and Adjusted other (income)/deductions(3) as a percentage of revenue. Adjusted IBT Margin is presented because management believes this performance measure supplements investors’ and other readers’ understanding and assessment of the financial performance of New Pfizer(5). Adjusted IBT margin is not, and should not be viewed as, a substitute for U.S. GAAP income before tax margin.

(12)
Adjusted Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA) is defined as reported U.S. GAAP net income/(loss)(2), and its components, adjusted for interest expense, provision/(benefit) for taxes on income/(loss) and depreciation and amortization, further adjusted to exclude purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items (some of which may recur, such as gains on the completion of joint venture transactions, restructuring charges, legal charges or net gains and losses on investments in equity securities, but which management does not believe are reflective of ongoing core operations). Adjusted EBITDA is presented because management believes this performance measure supplements investors’ and other readers’ understanding and assessment of the financial performance of Upjohn. Adjusted EBITDA as defined is not a measurement of financial performance under GAAP, and should not be considered as an alternative to net income/(loss)(2) or cash flow from operations determined in accordance with GAAP.

(13)	Humira® is a registered U.S. trademark of AbbVie Biotechnology Ltd.

(14)	Erbitux® is a registered trademark of ImClone LLC.

Contacts:	Media		Investors
	Patricia Kelly	212.733.3810	Chuck Triano	212.733.3901
			Ryan Crowe	212.733.8160
			Bryan Dunn	212.733.8917

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME(1)
(UNAUDITED)
(millions, except per common share data)

	Fourth-Quarter		% Incr. /	Full-Year		% Incr. /
	2019	2018	(Decr.)	2019	2018	(Decr.)
Revenues	$12,688	$13,976	(9)	$51,750	$53,647	(4)
Costs and expenses:
Cost of sales (2), (3)	2,608	3,075	(15)	10,219	11,248	(9)
Selling, informational and administrative expenses(2), (3)	4,240	4,007	6	14,350	14,455	(1)
Research and development expenses(1), (2), (3)	2,822	2,457	15	8,650	8,006	8
Amortization of intangible assets(3)	1,032	1,253	(18)	4,610	4,893	(6)
Restructuring charges and certain acquisition-related costs(4)	452	872	(48)	747	1,044	(28)
(Gain) on completion of Consumer Healthcare JV transaction(1)	1	—	*	(8,086)	—	*
Other (income)/deductions––net(5)	3,041	3,259	(7)	3,578	2,116	69
Income/(loss) from continuing operations before provision/(benefit) for taxes on income/(loss)	(1,508)	(946)	59	17,682	11,885	49
Provision/(benefit) for taxes on income/(loss)(6)	(1,181)	(563)	*	1,384	706	96
Income/(loss) from continuing operations	(326)	(383)	(15)	16,298	11,179	46
Discontinued operations––net of tax	—	—	—	4	10	(61)
Net income/(loss) before allocation to noncontrolling interests	(326)	(383)	(15)	16,302	11,188	46
Less: Net income attributable to noncontrolling interests	10	11	(7)	29	36	(18)
Net income/(loss) attributable to Pfizer Inc.	$(337)	$(394)	(14)	$16,273	$11,153	46

Earnings/(loss) per common share––basic:
Income/(loss) from continuing operations attributable to Pfizer Inc. common shareholders	$(0.06)	$(0.07)	(11)	$2.92	$1.90	54
Discontinued operations––net of tax	—	—	—	—	—	—
Net income/(loss) attributable to Pfizer Inc. common shareholders	$(0.06)	$(0.07)	(10)	$2.92	$1.90	54

Earnings/(loss) per common share––diluted(7):
Income/(loss) from continuing operations attributable to Pfizer Inc. common shareholders	$(0.06)	$(0.07)	(10)	$2.87	$1.86	54
Discontinued operations––net of tax	—	—	—	—	—	—
Net income/(loss) attributable to Pfizer Inc. common shareholders	$(0.06)	$(0.07)	(9)	$2.87	$1.87	54
Weighted-average shares used to calculate earnings/(loss) per common share:
Basic	5,535	5,788		5,569	5,872
Diluted(7)	5,631	5,912		5,675	5,977

*	Indicates calculation not meaningful or result is equal to or greater than 100%.
See end of tables for notes (1) through (7).
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(1)
The financial statements present the three and twelve months ended December 31, 2019 and December 31, 2018. Subsidiaries operating outside the U.S. are included for the three and twelve months ended November 30, 2019 and November 30, 2018.

On July 31, 2019, we completed the transaction in which we and GlaxoSmithKline plc (GSK) combined our respective consumer healthcare businesses into a new consumer healthcare joint venture that operates globally under the GSK Consumer Healthcare name. In exchange for contributing our Consumer Healthcare business to the joint venture, we received a 32% equity stake in the new company and GSK owns the remaining 68%. Upon the closing of the transaction, we deconsolidated our Consumer Healthcare business and recognized a pre-tax gain of $8.1 billion ($5.4 billion, net of tax) in our fiscal third quarter of 2019 in (Gain) on completion of Consumer Healthcare JV transaction for the difference in the fair value of our 32% equity stake in the new company and the carrying value of our Consumer Healthcare business. In accordance with our domestic and international reporting periods, our financial results, and our Consumer Healthcare segment’s operating results, for full-year 2019 reflect seven months of Consumer Healthcare segment domestic operations and eight months of Consumer Healthcare segment international operations. We record our share of earnings from the Consumer Healthcare joint venture on a quarterly basis on a one-quarter lag in Other (income)/deductions––net commencing from August 1, 2019. Therefore, we recorded our share of two months of the joint venture’s earnings generated in the third quarter of 2019 in our operating results in the fourth quarter of 2019. See footnote (5) below.
The financial results of Array BioPharma Inc. (Array) are included in our consolidated financial statements commencing from the acquisition date of July 30, 2019.
The financial results of Therachon Holding AG (Therachon) are included in our consolidated financial statements commencing from the acquisition date of July 1, 2019. Therefore, in accordance with our international reporting period, our financial results for the fourth quarter of 2019 reflect three months and for full-year 2019 reflect five months of Therachon operations. In connection with this asset acquisition, we recorded a charge of $337 million in Research and development expenses in our fiscal third quarter of 2019.
Certain amounts in the consolidated statements of income and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.

(2)	Exclusive of amortization of intangible assets, except as discussed in footnote (3) below.

(3)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets, as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

(4)	Restructuring charges and certain acquisition-related costs include the following:

	Fourth-Quarter		Full-Year
(MILLIONS OF DOLLARS)	2019	2018	2019	2018
Restructuring charges/(credits)––acquisition-related costs(a)	$4	$33	$(192)	$37
Restructuring charges––cost reduction initiatives(b)	419	782	565	745
Restructuring charges	423	814	373	782
Transaction costs(c)	(1)	—	63	1
Integration costs and other(d)	30	58	311	260
Restructuring charges and certain acquisition-related costs	$452	$872	$747	$1,044

(a)
Restructuring charges/(credits)––acquisition-related costs include employee termination costs, asset impairments and other exit costs associated with business combinations. Credits for full-year 2019 were mostly due to the reversal of certain accruals related to our acquisition of Wyeth upon the effective favorable settlement of a U.S. Internal Revenue Service (IRS) audit for multiple tax years. See footnote (6) below. Charges for the fourth quarter of 2018 were primarily due to asset write downs related to our acquisition of Hospira, Inc. (Hospira), and charges for full-year 2018 were mainly due to asset write downs, partially offset by the reversal of previously recorded accruals for employee termination costs related to our acquisition of Hospira.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(b)
Restructuring charges––cost reduction initiatives relate to employee termination costs, asset impairments and other exit costs not associated with acquisitions. For the fourth quarter and full-year 2019, the charges were mostly related to employee termination costs. For the fourth quarter and full-year 2018, the charges were mostly related to employee termination costs and asset write downs.

(c)	Transaction costs represent external costs for banking, legal, accounting and other similar services. For full-year 2019, transaction costs relate to our acquisition of Array.

(d)
Integration costs and other represent external, incremental costs directly related to integrating acquired businesses, such as expenditures for consulting and the integration of systems and processes, and certain other qualifying costs. In the fourth quarter of 2019, integration costs and other were primarily related to our acquisition of Hospira, and for full-year 2019, integration costs and other were mostly related to our acquisitions of Array and Hospira. In the fourth quarter and full-year 2018, integration costs and other were primarily related to our acquisition of Hospira.

(5)	Other (income)/deductions––net includes the following:

	Fourth-Quarter		Full-Year
(MILLIONS OF DOLLARS)	2019	2018	2019	2018
Interest income(a)	$(41)	$(93)	$(226)	$(333)
Interest expense(a)	415	370	1,574	1,316
Net interest expense	374	276	1,348	983
Royalty-related income(b)	(173)	(135)	(648)	(495)
Net (gains)/loss on asset disposals(c)	1	(52)	(31)	(71)
Net gains recognized during the period on investments in equity securities(d)	(301)	(126)	(454)	(586)
Net realized losses on sales of investments in debt securities	—	121	—	141
Income from collaborations, out-licensing arrangements and sales of compound/product rights(e)	(45)	(30)	(168)	(488)
Net periodic benefit costs/(credits) other than service costs	174	(57)	64	(288)
Certain legal matters, net(f)	471	227	554	157
Certain asset impairments(g)	2,655	3,076	2,843	3,115
Business and legal entity alignment costs(h)	(5)	58	338	63
Net losses on early retirement of debt(i)	—	—	138	3
GSK Consumer Healthcare JV equity (income)/loss(j)	(17)	—	(17)	—
Other, net(k)	(94)	(99)	(388)	(417)
Other (income)/deductions––net	$3,041	$3,259	$3,578	$2,116

(a)
Interest income decreased in the fourth quarter and full-year 2019, primarily driven by a lower investment balance. Interest expense increased in the fourth quarter and full-year 2019, mainly as a result of an increased commercial paper balance due to the acquisition of Array, as well as the retirement of lower-coupon debt and the issuance of new debt with a higher coupon than the debt outstanding for the comparative periods.

(b)	The increase in royalty-related income for full-year 2019 is primarily due to a one-time favorable resolution in the second quarter of 2019 of a legal dispute for $82 million.

(c)	The fourth quarter and full-year 2018 primarily included a realized gain on sale of property of $60 million.

(d)
The fourth quarter of 2019 includes, among other things, unrealized gains of $184 million and full-year 2019 includes, among other things, unrealized gains of $295 million related to investments in Cortexyme, Inc. and SpringWorks Therapeutics, Inc. Gains in the fourth quarter and full-year 2018 were mostly driven by unrealized gains of $466 million, related to our investment in Allogene Therapeutics, Inc.

(e)	Includes income from upfront and milestone payments from our collaboration partners and income from out-licensing arrangements and sales of compound/product rights.

(f)
In the fourth quarter and full-year 2019, primarily includes legal reserves for certain pending legal matters. In the fourth quarter of 2018, primarily included legal reserves for certain pending legal matters. In full-year 2018, primarily included legal reserves for certain pending legal matters, partially offset by the reversal of a legal accrual where a loss was no longer deemed probable.

(g)
In the fourth quarter and full-year 2019, primarily includes an intangible asset impairment charge of $2.6 billion, related to Eucrisa, a Biopharma finite-lived developed technology right acquired in connection with our

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

acquisition of Anacor Pharmaceuticals, Inc., and reflects updated commercial forecasts mainly reflecting competitive pressures. In full-year 2019, also includes intangible asset impairment charges of $181 million, $90 million of which represents in-process research and development (IPR&D) related to a pre-clinical stage asset from our acquisition of Bamboo Therapeutics, Inc. for gene therapies for the potential treatment of patients with certain rare diseases. In the fourth quarter and full-year 2018, primarily included intangible asset impairment charges of $3.1 billion, mainly composed of (i) $2.6 billion related to developed technology rights, $242 million related to licensing agreements and $80 million related to IPR&D, all of which related to our acquisition of Hospira, for generic sterile injectable products associated with various indications and (ii) $117 million related to a multi-antigen vaccine IPR&D program for adults undergoing elective spinal fusion surgery. In 2018, the intangible asset impairment charges associated with the generic sterile injectable products reflect, among other things, updated commercial forecasts, reflecting an increased competitive environment as well as higher manufacturing costs, largely stemming from manufacturing and supply issues. The intangible asset impairment charge for the multi-antigen vaccine IPR&D program was the result of the Phase 2b trial reaching futility at a pre-planned interim analysis.

(h)
In the fourth quarter of 2018 and full-year 2018 and 2019, mainly represents incremental costs associated with the design, planning and implementation of our new organizational structure, effective in the beginning of 2019, and primarily includes consulting, legal, tax and advisory services.

(i)	In full-year 2019, represents net losses due to the early retirement of debt in the first quarter of 2019, inclusive of the related termination of cross-currency swaps.

(j)	For additional information, see footnote (1) above.

(k)
The fourth quarter of 2019 includes, among other things, dividend income of $36 million from our investment in ViiV Healthcare Limited (ViiV). Full-year 2019 includes, among other things, (i) dividend income of $220 million from our investment in ViiV, (ii) charges of $152 million for external incremental costs, such as transaction costs and costs to separate our Consumer Healthcare business into a separate legal entity, associated with the formation of the GSK Consumer Healthcare joint venture and (iii) $50 million of income from insurance recoveries related to Hurricane Maria. The fourth quarter of 2018 included, among other things, credits of $51 million, reflecting the change in the fair value of contingent consideration, and dividend income of $27 million from our investment in ViiV. Full-year 2018 included, among other things, (i) a non-cash $343 million pre-tax gain associated with our transaction with Bain Capital Private Equity and Bain Capital Life Sciences to create a new biopharmaceutical company, Cerevel Therapeutics, LLC, to continue development of a portfolio of clinical and pre-clinical stage neuroscience assets primarily targeting disorders of the central nervous system, (ii) dividend income of $253 million from our investment in ViiV, (iii) a non-cash $50 million pre-tax gain on the contribution of Pfizer’s allogeneic chimeric antigen receptor T cell therapy development program assets obtained from Cellectis S.A. and Les Laboratoires Servier SAS in connection with our contribution agreement entered into with Allogene Therapeutics, Inc., (iv) a non-cash $17 million pre-tax gain on the cash settlement of a liability that we incurred in April 2018 upon the European Union approval of Mylotarg, (v) charges of $207 million, reflecting the change in the fair value of contingent consideration, and (vi) charges of $112 million for external incremental costs, such as transaction costs and costs to separate our Consumer Healthcare business into a separate legal entity, associated with the formation of the GSK Consumer Healthcare joint venture.

(6)
The Provision/(benefit) for taxes on income/(loss) for fourth-quarter and full-year 2019 was favorably impacted by benefits related to certain tax initiatives associated with the implementation our new organizational structure, as well as the change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business. Full-year 2019 was also unfavorably impacted by the tax expense associated with the gain related to the completion of the Consumer Healthcare joint venture transaction with GSK and favorably impacted by a benefit of $1.4 billion, representing tax and interest, resulting from the favorable settlement of a U.S. IRS audit for multiple tax years, as well as the tax benefit recorded as a result of additional guidance issued by the U.S. Department of Treasury related to the legislation commonly referred to as the U.S. Tax Cuts and Jobs Act (TCJA). The Provision/(benefit) for taxes on income/(loss) for fourth-quarter and full-year 2018 was favorably impacted primarily by (i) adjustments to the provisional estimate recorded as we finalized our accounting related to the tax effects of the TCJA, in accordance with guidance issued by the U.S. Securities and Exchange Commission, (ii) the change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business, as well as (iii) the resolution of certain tax positions pertaining to prior years primarily with various foreign tax authorities, and the expiration of certain statutes of limitations.

(7)
For fourth-quarter 2019, we used basic weighted average shares of 5,535 million and for fourth quarter 2018, we used basic weighted average shares of 5,788 million (excluding common-share equivalents) to calculate GAAP Reported Loss per common share––diluted on Net loss attributable to Pfizer Inc.

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RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
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(millions of dollars, except per common share data)

	Fourth-Quarter 2019
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Items(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$12,688	$—	$—	$—	$—	$12,688
Cost of sales(6), (7)	2,608	5	—	—	(12)	2,600
Selling, informational and administrative expenses(6), (7)	4,240	—	—	—	(170)	4,070
Research and development expenses(1), (6), (7)	2,822	1	—	—	(294)	2,530
Amortization of intangible assets(7)	1,032	(961)	—	—	—	70
Restructuring charges and certain acquisition-related costs	452	—	(33)	—	(419)	—
(Gain) on completion of Consumer Healthcare JV transaction(1)	1	—	—	—	(1)	—
Other (income)/deductions––net(8)	3,041	(21)	—	—	(3,118)	(97)
Income/(loss) from continuing operations before provision/(benefit) for taxes on income/(loss)	(1,508)	976	33	—	4,014	3,515
Provision/(benefit) for taxes on income/(loss)	(1,181)	163	(10)	—	1,426	398
Income/(loss) from continuing operations	(326)	813	43	—	2,588	3,118
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to noncontrolling interests	10	—	—	—	—	10
Net income/(loss) attributable to Pfizer Inc.	(337)	813	43	—	2,588	3,108
Earnings/(loss) per common share attributable to Pfizer Inc.––diluted(9)	(0.06)	0.14	0.01	—	0.46	0.55

	Full-Year Ended December 31, 2019
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Items(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$51,750	$—	$—	$—	$—	$51,750
Cost of sales(6), (7)	10,219	19	—	—	(208)	10,030
Selling, informational and administrative expenses(6), (7)	14,350	2	(2)	—	(309)	14,041
Research and development expenses(1), (6), (7)	8,650	4	—	—	(666)	7,988
Amortization of intangible assets(7)	4,610	(4,339)	—	—	—	271
Restructuring charges and certain acquisition-related costs	747	—	(183)	—	(565)	—
(Gain) on completion of Consumer Healthcare JV transaction(1)	(8,086)	—	—	—	8,086	—
Other (income)/deductions––net(8)	3,578	(21)	—	—	(3,858)	(300)
Income/(loss) from continuing operations before provision/(benefit) for taxes on income/(loss)	17,682	4,333	185	—	(2,481)	19,720
Provision/(benefit) for taxes on income/(loss)	1,384	848	59	—	667	2,958
Income/(loss) from continuing operations	16,298	3,485	126	—	(3,148)	16,762
Discontinued operations––net of tax	4	—	—	(4)	—	—
Net income attributable to noncontrolling interests	29	—	—	—	—	29
Net income/(loss) attributable to Pfizer Inc.	16,273	3,485	126	(4)	(3,148)	16,733
Earnings/(loss) per common share attributable to Pfizer Inc.––diluted	2.87	0.61	0.02	—	(0.55)	2.95
See end of tables for notes (1) through (9).
Amounts may not add due to rounding.

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RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
CERTAIN LINE ITEMS - (UNAUDITED)
(millions of dollars, except per common share data)

	Fourth-Quarter 2018
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Items(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$13,976	$—	$—	$—	$—	$13,976
Cost of sales(6), (7)	3,075	5	(2)	—	(34)	3,044
Selling, informational and administrative expenses(6), (7)	4,007	1	(2)	—	(38)	3,968
Research and development expenses(6), (7)	2,457	—	—	—	(21)	2,436
Amortization of intangible assets(7)	1,253	(1,184)	—	—	—	69
Restructuring charges and certain acquisition-related costs	872	—	(90)	—	(782)	—
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	—	—
Other (income)/deductions––net(8)	3,259	56	(3)	—	(3,297)	15
Income/(loss) from continuing operations before provision/(benefit) for taxes on income/(loss)	(946)	1,121	97	—	4,172	4,443
Provision/(benefit) for taxes on income/(loss)	(563)	180	14	—	1,052	683
Income/(loss) from continuing operations	(383)	941	83	—	3,120	3,760
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to noncontrolling interests	11	—	—	—	—	11
Net income/(loss) attributable to Pfizer Inc.	(394)	941	83	—	3,120	3,749
Earnings/(loss) per common share attributable to Pfizer Inc.––diluted(9)	(0.07)	0.16	0.01	—	0.53	0.63

	Full-Year Ended December 31, 2018
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Items(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$53,647	$—	$—	$—	$—	$53,647
Cost of sales(6), (7)	11,248	3	(10)	—	(110)	11,130
Selling, informational and administrative expenses(6), (7)	14,455	2	(2)	—	(222)	14,232
Research and development expenses(6), (7)	8,006	3	—	—	(47)	7,962
Amortization of intangible assets(7)	4,893	(4,612)	—	—	—	281
Restructuring charges and certain acquisition-related costs	1,044	—	(299)	—	(745)	—
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	—	—
Other (income)/deductions––net(8)	2,116	(182)	(7)	—	(2,595)	(667)
Income/(loss) from continuing operations before provision/(benefit) for taxes on income/(loss)	11,885	4,786	318	—	3,719	20,709
Provision/(benefit) for taxes on income/(loss)	706	915	54	—	1,520	3,196
Income/(loss) from continuing operations	11,179	3,871	264	—	2,199	17,513
Discontinued operations––net of tax	10	—	—	(10)	—	—
Net income attributable to noncontrolling interests	36	—	—	—	—	36
Net income/(loss) attributable to Pfizer Inc.	11,153	3,871	264	(10)	2,199	17,477
Earnings/(loss) per common share attributable to Pfizer Inc.––diluted	1.87	0.65	0.04	—	0.37	2.92
See end of tables for notes (1) through (9).
Amounts may not add due to rounding.

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NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)

(1)
In 2018, Pfizer’s Non-GAAP Adjusted results included net gains on investments in equity securities, which favorably impacted full-year 2018 Adjusted Other (Income)/Deductions by $586 million and Adjusted Diluted EPS by $0.08.

Beginning in 2019, Pfizer excludes net gains and losses on investments in equity securities from Non-GAAP Adjusted results because of their inherent volatility, which is outside of Pfizer management’s control and cannot be predicted with any level of certainty. Additionally, Pfizer management does not believe that including these gains and losses assists investors in understanding Pfizer's business or is reflective of its core operations. Non-GAAP Adjusted financial results for fourth-quarter and full-year 2018 have been revised from previously reported amounts to conform with the 2019 presentation. See Note (4) below for additional information.
On July 31, 2019, we completed the transaction in which we and GlaxoSmithKline plc (GSK) combined our respective consumer healthcare businesses into a new consumer healthcare joint venture that operates globally under the GSK Consumer Healthcare name. In exchange for contributing our Consumer Healthcare business to the joint venture, we received a 32% equity stake in the new company and GSK owns the remaining 68%. Upon the closing of the transaction, we deconsolidated our Consumer Healthcare business and recognized a pre-tax gain of $8.1 billion ($5.4 billion net of tax) in our fiscal third quarter of 2019 in (Gain) on completion of Consumer Healthcare JV transaction for the difference in the fair value of our 32% equity stake in the new company and the carrying value of our Consumer Healthcare business. In accordance with our domestic and international reporting periods, our financial results, and our Consumer Healthcare segment’s operating results, for full-year 2019 reflect seven months of Consumer Healthcare segment domestic operations and eight months of Consumer Healthcare segment international operations. We record our share of earnings from the Consumer Healthcare joint venture on a quarterly basis on a one-quarter lag in Other (income)/deductions––net commencing from August 1, 2019. Therefore, we recorded our share of two months of the joint venture’s earnings generated in the third quarter of 2019 in our operating results in the fourth quarter of 2019. For the non-GAAP measure of Adjusted Earnings, see footnote (5) below, our share of certain charges recognized by the joint venture primarily related to restructuring activities and business combination accounting are excluded from the measure. The gain generated from the contribution of our Consumer Healthcare business was also excluded from Adjusted Income.
The financial results of Array BioPharma Inc. (Array) are included in our consolidated financial statements commencing from the acquisition date of July 30, 2019.
The financial results of Therachon Holding AG (Therachon) are included in our consolidated financial statements commencing from the acquisition date of July 1, 2019. Therefore, in accordance with our international reporting period, our financial results for the fourth quarter of 2019 reflect three months and for full-year 2019 reflect five months of Therachon operations. In connection with this asset acquisition, we recorded a charge of $337 million in Research and development expenses in our fiscal third quarter of 2019.
Certain amounts in the reconciliation of GAAP reported to Non-GAAP adjusted information and associated notes may not add due to rounding.

(2)
The financial statements present the three and twelve months ended December 31, 2019 and December 31, 2018. Subsidiaries operating outside the U.S. are included for the three and twelve months ended November 30, 2019 and November 30, 2018.

(3)	Acquisition-related items include the following:

	Fourth-Quarter		Full-Year
(MILLIONS OF DOLLARS)	2019	2018	2019	2018
Restructuring charges/(credits)(a)	$4	$33	$(192)	$37
Transaction costs(b)	(1)	—	63	1
Integration costs and other(c)	30	58	311	260
Net periodic benefit costs other than service costs	—	3	—	7
Additional depreciation––asset restructuring(d)	1	4	3	12
Total acquisition-related items––pre-tax	33	97	185	318
Income taxes(e)	10	(14)	(59)	(54)
Total acquisition-related items––net of tax	$43	$83	$126	$264

(a)
Includes employee termination costs, asset impairments and other exit costs associated with business combinations. Credits for full-year 2019 were mostly due to the reversal of certain accruals related to our acquisition of Wyeth upon the effective favorable settlement of a U.S. Internal Revenue Service (IRS) audit for multiple tax years. See footnote (4)(j) below. Charges for the fourth quarter of 2018 were primarily due to asset write downs related to our acquisition of Hospira, Inc. (Hospira), and charges for full-year 2018 were mainly due

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to asset write downs, partially offset by the reversal of previously recorded accruals for employee termination costs related to our acquisition of Hospira. All of these items are included in Restructuring charges and certain acquisition-related costs.

(b)
Transaction costs represent external costs for banking, legal, accounting and other similar services. For full-year 2019, transaction costs relate to our acquisition of Array. All of these items are included in Restructuring charges and certain acquisition-related costs.

(c)
Integration costs and other represent external, incremental costs directly related to integrating acquired businesses, such as expenditures for consulting and the integration of systems and processes, and certain other qualifying costs. In the fourth quarter of 2019, integration costs and other were primarily related to our acquisition of Hospira, and for full-year 2019, integration costs and other were mostly related to our acquisitions of Array and Hospira. In the fourth quarter and full-year 2018, integration costs and other were primarily related to our acquisition of Hospira. All of these costs and charges are included in Restructuring charges and certain acquisition-related costs.

(d)
Represents the impact of changes in the estimated useful lives of assets involved in restructuring actions related to acquisitions. In the fourth quarter and full-year 2019, primarily included in Selling, informational and administrative expenses. In the fourth quarter and full-year 2018, included in Cost of sales and Selling, informational and administrative expenses.

(e)
Included in Provision/(benefit) for taxes on income/(loss). Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. Full-year 2019 includes the impact of the non-taxable reversal of certain accruals related to our acquisition of Wyeth upon the effective favorable settlement of a U.S. IRS audit for multiple tax years. See footnote (4)(j) below.

(4)	Certain significant items include the following:

	Fourth-Quarter		Full-Year
(MILLIONS OF DOLLARS)	2019	2018	2019	2018
Restructuring charges––cost reduction initiatives(a)	$419	$782	$565	$745
Implementation costs and additional depreciation––asset restructuring(b)	59	68	194	232
Certain legal matters, net(c)	471	227	543	157
Certain asset impairments(d)	2,648	3,070	2,798	3,101
Business and legal entity alignment costs(e)	142	58	495	63
Net gains recognized during the period on investments in equity securities(f)	(276)	(126)	(415)	(586)
(Gain) on completion of Consumer Healthcare JV transaction(g)	1	—	(8,086)	—
Net losses on early retirement of debt(h)	—	—	138	3
Other(i)	550	94	1,289	4
Total certain significant items––pre-tax	4,014	4,172	(2,481)	3,719
Income taxes(j)	(1,426)	(1,052)	(667)	(1,520)
Total certain significant items––net of tax	$2,588	$3,120	$(3,148)	$2,199

(a)
Restructuring charges––cost reduction initiatives relate to employee termination costs, asset impairments and other exit costs not associated with acquisitions, which are included in Restructuring charges and certain acquisition-related costs. For the fourth quarter and full-year 2019, the charges were mostly related to employee termination costs. For the fourth quarter and full-year 2018, the charges were mostly related to employee termination costs and asset write downs.

(b)
Relates to our cost-reduction and productivity initiatives not related to acquisitions. Included in Cost of sales ($24 million), Selling, informational and administrative expenses ($26 million) and Research and development expenses ($9 million) for the fourth quarter of 2019. Included in Cost of sales ($90 million), Selling, informational and administrative expenses ($74 million) and Research and development expenses ($30 million) for full-year 2019. Included in Cost of sales ($30 million), Selling, informational and administrative expenses ($21 million) and Research and development expenses ($17 million) for the fourth quarter of 2018. Included in Cost of sales ($121 million), Selling, informational and administrative expenses ($72 million) and Research and development expenses ($39 million) for full-year 2018.

(c)
Included in Other (income)/deductions––net. In the fourth quarter and full-year 2019, primarily includes legal reserves for certain pending legal matters. In the fourth quarter of 2018, primarily includes legal reserves for

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certain pending legal matters. In full-year 2018, primarily includes legal reserves for certain pending legal matters, partially offset by the reversal of a legal accrual where a loss was no longer deemed probable.

(d)
Included in Other (income)/deductions––net. In the fourth quarter and full-year 2019, primarily includes an intangible asset impairment charge of $2.6 billion related to Eucrisa, a Biopharma finite-lived developed technology right acquired in connection with our acquisition of Anacor Pharmaceuticals, Inc., and reflects updated commercial forecasts mainly reflecting competitive pressures. In full-year 2019, also includes intangible asset impairment charges of $181 million, $90 million of which represents in-process research and development (IPR&D) related to a pre-clinical stage asset from our acquisition of Bamboo Therapeutics, Inc. for gene therapies for the potential treatment of patients with certain rare diseases. In the fourth quarter and full-year 2018, primarily includes intangible asset impairment charges of $3.1 billion, mainly composed of (i) $2.6 billion related to developed technology rights, $242 million related to licensing agreements and $80 million related to IPR&D, all of which relate to our acquisition of Hospira, for generic sterile injectable products associated with various indications and (ii) $117 million related to a multi-antigen vaccine IPR&D program for adults undergoing elective spinal fusion surgery. In 2018, the intangible asset impairment charges associated with the generic sterile injectable products reflect, among other things, updated commercial forecasts, reflecting an increased competitive environment as well as higher manufacturing costs, largely stemming from manufacturing and supply issues. The intangible asset impairment charge for the multi-antigen vaccine IPR&D program was the result of the Phase 2b trial reaching futility at a pre-planned interim analysis.

(e)
In the fourth quarter of 2019, primarily included in Cost of sales ($15 million) and Selling, informational and administrative expenses ($128 million) and mostly represents separation costs associated with our planned Upjohn transaction with Mylan, and mainly includes consulting, legal, tax and advisory services. In full-year 2019, primarily included in Cost of sales ($15 million), Selling, informational and administrative expenses ($139 million) and Other (income)/deductions––net ($338 million) and represents (i) incremental costs associated with the design, planning and implementation of our new organizational structure, effective in the beginning of 2019, and primarily includes consulting, legal, tax and advisory services and (ii) separation costs associated with our planned Upjohn transaction with Mylan and mainly includes consulting, legal, tax and advisory services. In the fourth quarter and full-year 2018, primarily included in Other (income)/deductions––net and mainly represents incremental costs associated with the design, planning and implementation of our new organizational structure, effective in the beginning of 2019, and primarily includes consulting, legal, tax and advisory services.

(f)
Included in Other (income)/deductions––net. The fourth quarter of 2019 includes, among other things, unrealized gains of $184 million and full-year 2019 includes, among other things, unrealized gains of $295 million related to investments in Cortexyme, Inc. and SpringWorks Therapeutics, Inc. Gains in the fourth quarter and full-year 2018 were mostly driven by unrealized gains of $466 million related to our investment in Allogene Therapeutics, Inc.

(g)	Included in (Gain) on completion of Consumer Healthcare JV transaction. See note (1) above.

(h)
Included in Other (income)/deductions––net. In full-year 2019, represents net losses due to the early retirement of debt in the first quarter of 2019, inclusive of the related termination of cross-currency swaps.

(i)
For the fourth quarter of 2019, included in Cost of sales ($27 million income), Selling, informational and administrative expenses ($16 million), Research and development expenses ($282 million) and Other (income)/deductions––net ($279 million). For full-year 2019, included in Cost of sales ($103 million), Selling, informational and administrative expenses ($96 million), Research and development expenses ($632 million) and Other (income)/deductions––net ($457 million). In the fourth quarter of 2018, included in Cost of sales ($4 million), Selling, informational and administrative expenses ($17 million), Research and development expenses ($4 million) and Other (income)/deductions––net ($69 million). In full-year 2018, included in Cost of sales ($10 million income), Selling, informational and administrative expenses ($151 million), Research and development expenses ($8 million) and Other (income)/deductions––net ($143 million income). The fourth quarter and full-year 2019 include, among other things, (i) an upfront license fee payment of $250 million to Akcea Therapeutics, Inc., which was recorded in Research and development expenses and (ii) charges of $112 million recorded in Other (income)/deductions––net representing our pro rata share of primarily restructuring and business combination accounting charges recorded by the Consumer Healthcare joint venture. See footnote (1) above. Full-year 2019 also includes, among other things, (i) a $337 million charge in Research and development expenses related to our acquisition of Therachon, (ii) a $99 million charge in Cost of sales related to rivipansel, primarily for inventory manufactured for expected future sale and (iii) charges of $240 million, primarily in Selling, informational and administrative expenses ($87 million) and Other (income)/deductions––net ($152 million), for external incremental costs, such as transaction costs and costs to separate our Consumer Healthcare business into a separate legal entity associated with the formation of the GSK Consumer Healthcare joint venture. Full-year 2018 includes, among other things, (i) a non-cash $343 million pre-tax gain in Other (income)/deductions––net

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associated with our transaction with Bain Capital Private Equity and Bain Capital Life Sciences to create a new biopharmaceutical company, Cerevel Therapeutics, LLC, to continue development of a portfolio of clinical and pre-clinical stage neuroscience assets primarily targeting disorders of the central nervous system, (ii) a $119 million charge, in the aggregate, in Selling, informational and administrative expenses for a special, one-time bonus paid to virtually all Pfizer colleagues, excluding executives, which was one of several actions taken by us after evaluating the expected positive net impact of the December 2017 enactment of the legislation commonly referred to as the U.S. Tax Cuts and Jobs Act of 2017 (TCJA) and (iii) a non-cash $50 million pre-tax gain in Other (income)/deductions––net as a result of the contribution of our allogeneic chimeric antigen receptor T cell therapy development program assets in connection with our asset contribution agreement entered into with Allogene Therapeutics, Inc.

(j)
Included in Provision/(benefit) for taxes on income/(loss). Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. Also included is the effect of certain U.S. tax consequences. The fourth-quarter and full-year 2019 were favorably impacted by the benefits related to certain tax initiatives associated with the implementation of our new organizational structure. Full-year 2019 was unfavorably impacted by the tax expense associated with the gain related to the completion of the Consumer Healthcare joint venture transaction with GSK and favorably impacted by a benefit of $1.4 billion, representing tax and interest, resulting from the favorable settlement of a U.S. IRS audit for multiple tax years, as well as the tax benefit recorded as a result of additional guidance issued by the U.S. Department of Treasury related to the TCJA. The fourth quarter and full-year 2018 were favorably impacted primarily by tax benefits related to the TCJA, including certain 2018 tax initiatives as well as adjustments to the provisional estimate of the legislation, reported and disclosed within the applicable measurement period, in accordance with guidance issued by the U.S. Securities and Exchange Commission.

(5)
Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement (as described in the Financial Review––Non-GAAP Financial Measure (Adjusted Income) section of Pfizer’s 2018 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018), Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, are limited in their usefulness to investors. Because of their non-standardized definitions, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.

(6)	Exclusive of amortization of intangible assets, except as discussed in footnote (7) below.

(7)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

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(8)	Non-GAAP Adjusted Other (income)/deductions––net includes the following:

	Fourth-Quarter		Full-Year
(MILLIONS OF DOLLARS)	2019	2018	2019	2018
Interest income	$(41)	$(93)	$(226)	$(333)
Interest expense	421	377	1,596	1,344
Net interest expense	380	283	1,370	1,011
Royalty-related income	(173)	(135)	(648)	(495)
Net (gains)/losses on asset disposals	1	(52)	(31)	(71)
Net gains recognized during the period on investments in equity securities	(25)	—	(39)	—
Net realized losses on sales of investments in debt securities	—	121	—	141
Income from collaborations, out-licensing arrangements and sales of compound/product rights	(45)	(30)	(168)	(464)
Net periodic benefit costs/(credits) other than service costs	20	(102)	(109)	(435)
Certain legal matters, net	—	—	12	—
Certain asset impairments	7	6	46	15
GSK Consumer Healthcare JV equity (income)/loss	(129)	—	(129)	—
Other, net	(135)	(77)	(603)	(369)
Non-GAAP Adjusted Other (income)/deductions––net	$(97)	$15	$(300)	$(667)
For additional information regarding the adjustments, see the accompanying reconciliations on pages 25 and 26. See Note (5) to Consolidated Statements of Income for the fourth quarter and full-year of 2019 and 2018 above for additional information on the components comprising GAAP reported Other (income)/deductions––net. For additional information on certain significant items excluded from GAAP reported Other (income)/deductions––net in calculating Non-GAAP Adjusted Other (income)/deductions––net, refer to footnote (4) above.

(9)
For fourth-quarter 2019, we used basic weighted average shares of 5,535 million and for fourth-quarter 2018, we used basic weighted average shares of 5,788 million (excluding common-share equivalents) to calculate GAAP Reported Loss per common share attributable to Pfizer Inc.––diluted. For fourth-quarter 2019, we used diluted weighted average shares of 5,631 million and for fourth-quarter 2018, we used diluted weighted average shares of 5,912 million to calculate both the Non-GAAP Adjusted Earnings per common share attributable to Pfizer Inc.––diluted and the related Earnings per common share attributable to Pfizer Inc.––diluted for the adjustments to reconcile GAAP Reported to Non-GAAP Adjusted information.

PFIZER INC. AND SUBSIDIARY COMPANIES
OPERATING SEGMENT INFORMATION(1) - (UNAUDITED)
(millions of dollars)

The following tables provide revenue and cost information by reportable operating segment and a reconciliation of that information to our consolidated statements of income:
	Fourth-Quarter 2019
	Biopharma(2)	Upjohn(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$10,532	$2,156	$—	$12,688	$—	$12,688
Cost of sales	2,091	456	53	2,600	8	2,608
% of revenue	19.9%	21.1%	*	20.5%	*	20.6%
Selling, informational and administrative expenses	2,179	429	1,462	4,070	170	4,240
Research and development expenses	424	68	2,038	2,530	293	2,822
Amortization of intangible assets	70	—	—	70	961	1,032
Restructuring charges and certain acquisition-related costs	—	—	—	—	452	452
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	1	1
Other (income)/deductions––net	(264)	(3)	171	(97)	3,138	3,041
Income/(loss) from continuing operations before provision/(benefit) for taxes on income	6,032	1,207	(3,724)	3,515	(5,023)	(1,508)

	Full-Year Ended December 31, 2019
	Biopharma(2)	Upjohn(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$39,419	$10,233	$2,098	$51,750	$—	$51,750
Cost of sales	7,579	1,724	727	10,030	189	10,219
% of revenue	19.2%	16.8%	*	19.4%	*	19.7%
Selling, informational and administrative expenses	7,000	1,492	5,549	14,041	309	14,350
Research and development expenses	1,047	236	6,705	7,988	661	8,650
Amortization of intangible assets	271	1	—	271	4,339	4,610
Restructuring charges and certain acquisition-related costs	—	—	—	—	747	747
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	(8,086)	(8,086)
Other (income)/deductions––net	(993)	(5)	698	(300)	3,878	3,578
Income/(loss) from continuing operations before provision/(benefit) for taxes on income	24,517	6,785	(11,582)	19,720	(2,037)	17,682

	Fourth-Quarter 2018
	Biopharma(2)	Upjohn(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$9,820	$3,182	$974	$13,976	$—	$13,976
Cost of sales	1,906	511	628	3,044	31	3,075
% of revenue	19.4%	16.1%	*	21.8%	*	22.0%
Selling, informational and administrative expenses	1,913	430	1,625	3,968	39	4,007
Research and development expenses	324	61	2,052	2,436	21	2,457
Amortization of intangible assets	58	—	11	69	1,184	1,253
Restructuring charges and certain acquisition-related costs	—	—	—	—	872	872
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	—	—
Other (income)/deductions––net	(132)	(14)	161	15	3,243	3,259
Income/(loss) from continuing operations before provision/(benefit) for taxes on income	5,752	2,194	(3,503)	4,443	(5,390)	(946)

	Full-Year Ended December 31, 2018
	Biopharma(2)	Upjohn(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$37,558	$12,484	$3,605	$53,647	$—	$53,647
Cost of sales	7,147	1,964	2,018	11,130	118	11,248
% of revenue	19.0%	15.7%	*	20.7%	*	21.0%
Selling, informational and administrative expenses	6,678	1,668	5,886	14,232	223	14,455
Research and development expenses	907	233	6,822	7,962	43	8,006
Amortization of intangible assets	235	1	45	281	4,612	4,893
Restructuring charges and certain acquisition-related costs	—	—	—	—	1,044	1,044
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	—	—
Other (income)/deductions––net	(1,148)	(18)	499	(667)	2,784	2,116
Income/(loss) from continuing operations before provision/(benefit) for taxes on income	23,738	8,636	(11,666)	20,709	(8,823)	11,885
See end of tables for notes (1) through (5).* Indicates calculation not meaningful or result is equal to or greater than 100%.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION - (UNAUDITED)

(1)
At the beginning of our 2019 fiscal year, we began to manage our commercial operations through a new global structure consisting of three distinct business segments: Pfizer Biopharmaceuticals Group (Biopharma), Upjohn and through July 31, 2019, Consumer Healthcare. See footnote (2) below for additional information.

Additionally, certain costs and expenses are now managed in different parts of the organization than they were prior to the reorganization. We have revised prior-period information (Revenues and Earnings, as defined by management) to conform to the current management structure.
On July 31, 2019, we completed the transaction in which we and GlaxoSmithKline plc (GSK) combined our respective consumer healthcare businesses into a new consumer healthcare joint venture that operates globally under the GSK Consumer Healthcare name. In exchange for contributing our Consumer Healthcare business to the joint venture, we received a 32% equity stake in the new company and GSK owns the remaining 68%. Upon the closing of the transaction, we deconsolidated our Consumer Healthcare business and recognized a pre-tax gain of $8.1 billion ($5.4 billion net of tax) in our fiscal third quarter of 2019 in (Gain) on completion of Consumer Healthcare JV transaction for the difference in the fair value of our 32% equity stake in the new company and the carrying value of our Consumer Healthcare business. In accordance with our domestic and international reporting periods, our financial results, and our Consumer Healthcare segment’s operating results, for full-year 2019 reflect seven months of Consumer Healthcare segment domestic operations and eight months of Consumer Healthcare segment international operations. We record our share of earnings from the Consumer Healthcare joint venture on a quarterly basis on a one-quarter lag in Other (income)/deductions––net commencing from August 1, 2019. Therefore, we recorded our share of two months of the joint venture’s earnings generated in the third quarter of 2019 in our operating results in the fourth quarter of 2019. As of the July 31, 2019 closing date, the fair value of our investment in GSK Consumer Healthcare was approximately $15.7 billion.
The financial results of Array BioPharma Inc. (Array) are included in our consolidated financial statements commencing from the acquisition date of July 30, 2019.
The financial results of Therachon Holding AG (Therachon) are included in our consolidated financial statements commencing from the acquisition date of July 1, 2019. Therefore, in accordance with our international reporting period, our financial results for the fourth quarter of 2019 reflect three months and for full-year 2019 reflect five months of Therachon operations. In connection with this asset acquisition, we recorded a charge of $337 million in Research and development expenses in our fiscal third quarter of 2019.
Certain amounts in the operating segment information and associated notes may not add due to rounding.

(2)
Amounts represent the revenues and costs managed by each of the Biopharma and Upjohn reportable operating segments for the periods presented. The expenses generally include only those costs directly attributable to the operating segment. The segment information presents the three and twelve months ended December 31, 2019 and December 31, 2018. Subsidiaries operating outside the U.S. are included for the three and twelve months ended November 30, 2019 and November 30, 2018.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION - (UNAUDITED)

Operating Segments

Some additional information about our Biopharma and Upjohn business segments follows:
Pfizer Biopharmaceuticals Group
Biopharma is a science-based medicines business that includes six business units – Oncology, Inflammation & Immunology, Rare Disease, Hospital, Vaccines and Internal Medicine. The Hospital unit commercializes our global portfolio of sterile injectable and anti-infective medicines and includes Pfizer’s contract manufacturing operation, Pfizer CentreOne. At the beginning of our 2019 fiscal year, we also incorporated our biosimilar portfolio into the Oncology and Inflammation & Immunology business units and certain legacy established products into the Internal Medicine business unit. Each business unit is committed to delivering breakthroughs that change patients’ lives.

Upjohn is a global, primarily off-patent branded and generic medicines business, which includes a portfolio of 20 globally recognized solid oral dose brands, as well as a U.S.-based generics platform, Greenstone.

Select products include: - Prevnar 13/Prevenar 13 - Ibrance - Eliquis - Xeljanz - Enbrel (outside the U.S. and Canada) - Chantix/Champix - Sutent - Xtandi - Vyndaqel/Vyndamax	Select products include: - Lyrica - Lipitor - Norvasc - Celebrex - Viagra - Certain generic medicines
Fourth Quarter of 2019 vs. Fourth Quarter of 2018
Biopharma Operating Segment

•	Cost of sales as a percentage of Revenues was relatively flat.

•
The increase in Cost of sales of 10% was mainly driven by an unfavorable change in product mix, an unfavorable impact of foreign exchange, as well as an increase in royalty expenses based on the mix of products sold.

•
The increase in Selling, informational and administrative expenses of 14% was mostly driven by additional investment in emerging markets, the Oncology portfolio in developed markets, and for marketing and promotional expenses associated with the U.S. launches of Vyndaqel in May 2019 and Vyndamax in September 2019, as well as an increase in healthcare reform expenses, partially offset by a favorable impact of foreign exchange.

•	The increase in Research and development expenses of 31% was mainly related to the Array acquisition, as well as an increase in medical spend for new and growing products.

•
The favorable change in Other (income)/deductions––net primarily reflects a $59 million increase in income from collaborations, out-licensing arrangements and sales of compound/product rights, as well as a favorable impact of foreign exchange.

Upjohn Operating Segment

•
Cost of sales as a percentage of Revenues increased 5.1 percentage points driven by lower Lyrica revenues in developed markets, primarily in the U.S. due to multi-source generic competition that began in July 2019, as well as an unfavorable impact of foreign exchange, partially offset by lower royalty expense for Lyrica due to the patent expiration.

•
The decrease in Cost of sales of 11% was mainly driven by lower royalty expense due to the Lyrica patent expiration and multi-source generic competition that began in July 2019, partially offset by an unfavorable impact of foreign exchange.

•	Selling, informational and administrative expenses, Research and development expenses and Other (income)/deductions––net were relatively unchanged.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION - (UNAUDITED)

Full-Year 2019 vs. Full-Year 2018
Biopharma Operating Segment

•	Cost of sales as a percentage of Revenues was relatively flat.

•
The increase in Cost of sales of 6% was mainly driven by an unfavorable change in product mix, an increase in royalty expenses based on the mix of products sold, and an increase in sales volumes for various products within our product portfolio, partially offset by a favorable impact of foreign exchange.

•
The increase in Selling, informational and administrative expenses of 5% was mostly driven by additional investment in emerging markets, the Oncology portfolio in developed markets, and for marketing and promotional expenses associated with the U.S. launches of Vyndaqel in May 2019 and Vyndamax in September 2019, as well as an increase in healthcare reform expenses, partially offset by a favorable impact of foreign exchange.

•	The increase in Research and development expenses of 15% was mainly related to the Array acquisition, as well as an increase in medical spend for new and growing products.

•
The unfavorable change in Other (income)/deductions––net primarily reflects a $246 million decrease in income from collaborations, out-licensing arrangements and sales of compound/product rights and a $33 million decrease in dividend income from our investment in ViiV, partially offset by an increase in royalty-related income mainly due to a one-time favorable resolution in the second quarter of 2019 of a legal dispute for $82 million, as well as a favorable impact of foreign exchange.

Upjohn Operating Segment

•
Cost of sales as a percentage of Revenues increased 1.1 percentage points driven by lower Lyrica revenues in developed markets, primarily in the U.S. due to multi-source generic competition that began in July 2019, partially offset by lower royalty expense for Lyrica due to the patent expiration.

•
The decrease in Cost of sales of 12% was mainly driven by lower royalty expense due to the Lyrica patent expiration and multi-source generic competition that began in July 2019, as well as a favorable impact of foreign exchange.

•
Selling, informational and administrative expenses decreased 11% driven by a reduction in field force expense as well as advertising and promotion expenses in developed markets, primarily related to Lyrica in the U.S., as well as a favorable impact of foreign exchange, partially offset by the non-recurrence of one-time general and administrative expense reversals in the second and third quarters of 2018, and investments in China across key brands.

•	Research and development expenses and Other (income)/deductions––net were relatively unchanged.

(3)	Other comprises the revenues and costs included in our Adjusted income components (see footnote (c) below) that are managed outside Biopharma and Upjohn and includes the following:

	Fourth-Quarter 2019
	Other Business Activities
(IN MILLIONS)	WRDM(a)	GPD(b)	Other(c)	Corporate and Other Unallocated(d)	Total
Revenues	$—	$—	$—	$—	$—
Cost of sales	—	—	—	53	53
Selling, informational and administrative expenses	62	—	160	1,241	1,462
Research and development expenses	736	1,005	7	291	2,038
Amortization of intangible assets	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	—
Other (income)/deductions––net	5	—	—	167	171
Income/(loss) from continuing operations before provision/(benefit) for taxes on income	(802)	(1,005)	(166)	(1,751)	(3,724)

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION - (UNAUDITED)

	Full-Year Ended December 31, 2019
	Other Business Activities
(IN MILLIONS)	WRDM(a)	GPD(b)	Other(c)	Corporate and Other Unallocated(d)	Total
Revenues	$—	$—	$2,098	$—	$2,098
Cost of sales	—	2	663	62	727
Selling, informational and administrative expenses	146	—	1,218	4,185	5,549
Research and development expenses	2,398	3,311	89	908	6,705
Amortization of intangible assets	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	—
Other (income)/deductions––net	(6)	—	—	704	698
Income/(loss) from continuing operations before provision/(benefit) for taxes on income	(2,538)	(3,313)	128	(5,859)	(11,582)

	Fourth-Quarter 2018
	Other Business Activities
(IN MILLIONS)	WRDM(a)	GPD(b)	Other(c)	Corporate and Other Unallocated(d)	Total
Revenues	$—	$—	$974	$—	$974
Cost of sales	—	—	341	286	628
Selling, informational and administrative expenses	61	—	503	1,061	1,625
Research and development expenses	675	1,041	49	287	2,052
Amortization of intangible assets	—	—	11	—	11
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	—
Other (income)/deductions––net	(20)	(9)	(1)	191	161
Income/(loss) from continuing operations before provision/(benefit) for taxes on income	(716)	(1,032)	71	(1,825)	(3,503)

	Full-Year Ended December 31, 2018
	Other Business Activities
(IN MILLIONS)	WRDM(a)	GPD(b)	Other(c)	Corporate and Other Unallocated(d)	Total
Revenues	$—	$—	$3,605	$—	$3,605
Cost of sales	—	—	1,211	807	2,018
Selling, informational and administrative expenses	159	—	1,753	3,974	5,886
Research and development expenses	2,319	3,359	179	965	6,822
Amortization of intangible assets	—	—	45	—	45
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	—
Other (income)/deductions––net	(127)	(18)	7	637	499
Income/(loss) from continuing operations before provision/(benefit) for taxes on income	(2,352)	(3,341)	410	(6,383)	(11,666)
The above tables and related footnotes below reflect our current organization structure effective at the beginning of the 2019 fiscal year for the periods presented.

(a)
WRDM––the R&D and Medical expenses managed by our WRDM organization, which is generally responsible for research projects for our Biopharma portfolio until proof-of-concept is achieved and then for transitioning those projects to the GPD organization for possible clinical and commercial development. R&D spending may include upfront and milestone payments for intellectual property rights. The WRDM organization also has responsibility

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION - (UNAUDITED)

for certain science-based and other platform-services organizations, which provide end-to-end technical expertise and other services to the various R&D projects, as well as the Worldwide Medical and Safety group, which ensures that Pfizer provides all stakeholders––including patients, healthcare providers, pharmacists, payers and health authorities––with complete and up-to-date information on the risks and benefits associated with Pfizer products so that they can make appropriate decisions on how and when to use Pfizer’s medicines.

(b)
GPD––the costs associated with our GPD organization, which is generally responsible for clinical trials from WRDM in the Biopharma portfolio, including late stage portfolio spend. GPD also provides technical support and other services to Pfizer R&D projects. GPD is responsible for facilitating all regulatory submissions and interactions with regulatory agencies.

(c)
Other––the operating results of our Consumer Healthcare business, through July 31, 2019, and costs associated with other commercial activities not managed as part of Biopharma or Upjohn, including all strategy, business development, portfolio management and valuation capabilities, which previously had been reported in various parts of the organization. See Note (1) above.

(d)
Corporate and Other Unallocated––the costs associated with platform functions (such as worldwide technology, global real estate operations, legal, finance, human resources, worldwide public affairs, compliance and worldwide procurement), patient advocacy activities and certain compensation and other corporate costs, such as interest income and expense, and gains and losses on investments, as well as overhead expenses associated with our manufacturing (which include manufacturing variances associated with production) and commercial operations that are not directly assessed to an operating segment, as business unit (segment) management does not manage these costs.

For information purposes only, the following tables present reconciliations of the Biopharma segment operating results and Upjohn segment operating results to Biopharma and Upjohn operating results including estimated Other costs generally associated with the Biopharma and Upjohn operating segments. While we do not manage our segments or have performance goals under such an allocated manner, we believe that some investors may find this information useful in their analyses.
The estimated Other costs generally associated with our operating segments do not purport to reflect the additional amounts that each of our operating segments would have incurred had each segment operated as a standalone company during the periods presented.
For information purposes only, for full-year 2019, we estimate that Other costs attributable to our Biopharma and Upjohn segments, as described above, for combined WRDM, GPD and other business activities costs are $6.4 billion, and combined Corporate and Other Unallocated costs are $4.8 billion, which excludes income and costs associated with our Consumer Healthcare business. The combined Corporate and Other Unallocated costs also exclude (i) net interest-related expense not attributable to an operating segment included in Corporate (approximately $1.4 billion for full-year 2019 in Other (income)/deductions––net); and (ii) net income from investments and other assets not attributable to an operating segment included in Corporate (approximately $318 million for full-year 2019 in Other (income)/deductions––net). The remaining costs have been attributed to our Biopharma and Upjohn operating segments, as follows:

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION - (UNAUDITED)

	Full-Year Ended December 31, 2019
		Estimated Other Costs Associated with Biopharma(b)
(MILLIONS OF DOLLARS)	Biopharma Non-GAAP Adjusted(a), (c)	Estimated WRDM/GPD/Other Business Activities(b)	Estimated Corporate/Other Unallocated(b)	Biopharma with Estimated Other Costs Associated with Biopharma Non-GAAP Adjusted(b), (c)
Revenues	$39,419	$—	$—	$39,419
Cost of sales	7,579	2	55	7,635
Selling, informational and administrative expenses	7,000	611	3,268	10,879
Research and development expenses	1,047	5,721	873	7,640
Amortization of intangible assets	271	—	—	271
Restructuring charges and certain acquisition-related costs	—	—	—	—
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—
Other (income)/deductions––net	(993)	(5)	(275)	(1,273)
Income/(loss) from continuing operations before provision/(benefit) for taxes on income	24,517	(6,329)	(3,921)	14,267

	Full-Year Ended December 31, 2019
		Estimated Other Costs Associated with Upjohn(b)
(MILLIONS OF DOLLARS)	Upjohn Non-GAAP Adjusted(a), (c)	Estimated WRDM/GPD/Other Business Activities(b)	Estimated Corporate/Other Unallocated(b)	Upjohn with Estimated Other Costs Associated with Upjohn Non-GAAP Adjusted(b), (c)
Revenues	$10,233	$—	$—	$10,233
Cost of sales	1,724	—	(14)	1,710
Selling, informational and administrative expenses	1,492	34	753	2,280
Research and development expenses	236	5	21	262
Amortization of intangible assets	1	—	—	1
Restructuring charges and certain acquisition-related costs	—	—	—	—
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—
Other (income)/deductions––net	(5)	—	(46)	(51)
Income/(loss) from continuing operations before provision/(benefit) for taxes on income	6,785	(39)	(714)	6,031

(a)
Amount represents the revenues and costs managed by the operating segments. The expenses generally include only those costs directly attributable to the operating segment. See note (2) above for more information.

(b)
Represents costs not assessed to an operating segment, as business unit (segment) management does not manage these costs. For a description of these other costs and business activities, see note (3) above.

•
WRDM/GPD/Other Business Activities––The information provided for WRDM, GPD and Other Business Activities was substantially all derived from our estimates of the costs incurred in connection with the R&D projects associated with the Biopharma and Upjohn operating segments as well as specific identification and estimates of costs incurred in connection with activities associated with the Biopharma and Upjohn operating segments.

•
Corporate/Other Unallocated––The information provided for Corporate and Other Unallocated was derived mainly using proportional allocation methods based on global, regional or country revenues or global, regional or country headcount, as well as certain cost metrics, as appropriate, such as those derived from research and development and manufacturing costs, and, to a lesser extent, specific identification and estimates. Management believes that the allocations of Corporate and Other Unallocated costs are reasonable.

The estimated Other costs generally associated with our Biopharma and Upjohn operating segments do not purport to reflect the additional amounts that each of the operating segments would have incurred had each segment operated as a standalone company during the periods presented.

(c)	See note (4) below for an explanation of our Non-GAAP Adjusted financial measure.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION - (UNAUDITED)

(4)
These “Adjusted Income” components are defined as the corresponding reported U.S. GAAP components, excluding purchase accounting adjustments, acquisition-related costs and certain significant items (some of which may recur, such as gains on the completion of joint venture transactions, restructuring charges, legal charges or net gains and losses on investments in equity securities, but which management does not believe are reflective of our ongoing core operations). Adjusted Cost of Sales, Adjusted Selling, Informational and Administrative (SI&A) expenses, Adjusted Research and Development (R&D) expenses, Adjusted Amortization of Intangible Assets and Adjusted Other (Income)/Deductions––Net are income statement line items prepared on the same basis as, and therefore components of, the overall adjusted income measure. As described in the Financial Review––Non-GAAP Financial Measure (Adjusted Income) section of Pfizer’s 2018 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, management uses Adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. Because Adjusted income is an important internal measurement for Pfizer, we believe that investors’ understanding of our performance is enhanced by disclosing this performance measure. We report Adjusted income and certain components of Adjusted income in order to portray the results of our major operations––the discovery, development, manufacture, marketing and sale of prescription medicines and vaccines––prior to considering certain income statement elements. See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for the fourth quarter and full-year 2019 and 2018. The Adjusted income component measures are not, and should not be viewed as, substitutes for the U.S. GAAP component measures.

(5)
Includes costs associated with (i) purchase accounting adjustments; (ii) acquisition-related costs; and (iii) certain significant items, which are substantive and/or unusual, and in some cases recurring, items (such as gains on the completion of joint venture transactions, restructuring charges, legal charges or net gains and losses on investments in equity securities) that are evaluated on an individual basis by management. For additional information about these reconciling items and/or our non-GAAP adjusted measure of performance, see the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for the fourth quarter and full-year 2019 and 2018.

PFIZER INC. - REVENUES
FOURTH-QUARTER 2019 and 2018 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2019	2018	% Change		2019	2018	% Change	2019	2018	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$12,688	$13,976	(9%)	(8%)	$5,491	$6,468	(15%)	$7,197	$7,508	(4%)	(2%)
PFIZER BIOPHARMACEUTICALS GROUP (BIOPHARMA)(b)	$10,532	$9,820	7%	9%	$5,124	$4,661	10%	$5,409	$5,160	5%	8%
Internal Medicine(c)	$2,365	$2,340	1%	2%	$1,195	$1,187	1%	$1,170	$1,153	1%	3%
Eliquis alliance revenues and direct sales	1,099	910	21%	22%	575	478	20%	524	432	21%	24%
Chantix/Champix	282	296	(5%)	(4%)	233	236	(1%)	49	59	(18%)	(16%)
Premarin family	192	227	(16%)	(16%)	179	214	(16%)	12	13	(8%)	(6%)
BMP2	75	72	4%	4%	75	71	6%	—	1	*	*
Toviaz	64	74	(14%)	(14%)	15	25	(38%)	48	49	(1%)	(1%)
All other Internal Medicine	654	761	(14%)	(13%)	117	162	(28%)	537	599	(10%)	(9%)
Oncology(d)	$2,466	$1,984	24%	26%	$1,561	$1,225	27%	$906	$759	19%	24%
Ibrance	1,283	1,133	13%	15%	846	743	14%	437	389	12%	17%
Sutent	231	264	(12%)	(10%)	66	96	(31%)	166	168	(1%)	2%
Xtandi alliance revenues	244	189	29%	29%	244	189	29%	—	—	—	—
Xalkori	145	107	36%	39%	38	40	(4%)	107	67	59%	64%
Inlyta	161	72	*	*	110	31	*	51	40	26%	29%
Bosulif	98	89	10%	10%	65	61	8%	32	28	13%	14%
Retacrit(e)	79	27	*	*	54	6	*	24	21	18%	23%
Mektovi	30	—	*	*	30	—	*	—	—	—	—
Braftovi	30	—	*	*	30	—	*	—	—	—	—
All other Oncology	166	104	60%	61%	77	59	31%	88	45	97%	100%
Hospital(f)	$2,056	$2,011	2%	3%	$818	$753	9%	$1,238	$1,258	(2%)	—
Sulperazon	179	149	20%	23%	—	—	—	179	149	20%	23%
Medrol(g)	121	124	(3%)	(2%)	61	66	(7%)	60	59	2%	3%
Vfend	80	98	(18%)	(17%)	2	3	(34%)	78	95	(18%)	(17%)
Zithromax(g)	82	83	(1%)	—	(1)	2	*	83	81	3%	4%
EpiPen	65	88	(26%)	(26%)	51	67	(24%)	14	21	(33%)	(32%)
Fragmin	68	72	(6%)	(3%)	2	2	23%	66	70	(7%)	(4%)
Zyvox	56	52	8%	9%	3	(2)	*	53	54	(3%)	(2%)
Zosyn/Tazocin	47	54	(13%)	(12%)	29	34	(14%)	18	20	(12%)	(9%)
Tygacil	51	62	(19%)	(17%)	3	6	(56%)	48	56	(15%)	(13%)
Diflucan	51	48	5%	7%	—	—	—	51	48	5%	7%
Panzyga	76	39	93%	93%	76	39	93%	—	—	—	—
Pfizer CentreOne(h)	254	215	18%	19%	141	113	25%	114	102	11%	13%
All other Anti-infectives	292	252	16%	18%	78	63	23%	214	189	13%	16%
All other Hospital(f)	634	673	(6%)	(5%)	372	360	3%	261	313	(16%)	(15%)
Vaccines	$1,708	$1,624	5%	7%	$724	$780	(7%)	$984	$844	17%	19%
Prevnar 13/Prevenar 13	1,579	1,512	4%	6%	711	763	(7%)	868	749	16%	18%
Nimenrix	70	44	59%	64%	—	—	—	70	44	59%	64%
FSME/IMMUN-TicoVac	23	22	4%	8%	—	—	—	23	22	4%	8%
Trumenba	17	21	(16%)	(15%)	13	17	(21%)	4	4	8%	13%
All other Vaccines	19	25	(24%)	(22%)	—	—	—	19	25	(25%)	(22%)
Inflammation & Immunology (I&I)(i)	$1,251	$1,301	(4%)	(2%)	$573	$546	5%	$677	$754	(10%)	(7%)
Xeljanz	607	553	10%	11%	435	429	1%	172	124	39%	44%
Enbrel (Outside the U.S. and Canada)	414	524	(21%)	(18%)	—	—	—	414	524	(21%)	(18%)
Inflectra/Remsima(e), (i)	179	173	3%	5%	91	70	31%	87	103	(15%)	(12%)
Eucrisa	45	43	6%	6%	44	43	4%	1	—	*	*
All other I&I	5	9	(38%)	(48%)	3	5	(39%)	3	4	(38%)	(58%)
Rare Disease	$686	$561	22%	25%	$252	$170	48%	$434	$391	11%	14%
Genotropin	142	142	(1%)	1%	36	34	4%	106	108	(2%)	—
BeneFIX	117	134	(13%)	(12%)	52	62	(16%)	65	73	(11%)	(8%)
Vyndaqel/Vyndamax	213	39	*	*	104	—	*	109	39	*	*
Refacto AF/Xyntha	107	125	(14%)	(11%)	22	28	(23%)	86	97	(12%)	(8%)
Somavert	72	73	—	2%	31	29	6%	42	44	(5%)	(1%)
All other Rare Disease	35	47	(25%)	(21%)	8	17	(51%)	27	30	(11%)	(5%)
UPJOHN(c), (j)	$2,156	$3,182	(32%)	(32%)	$368	$1,288	(71%)	$1,788	$1,894	(6%)	(5%)
Lyrica	433	1,320	(67%)	(68%)	88	951	(91%)	344	369	(7%)	(8%)
Lipitor	468	524	(11%)	(9%)	28	24	13%	440	499	(12%)	(10%)
Norvasc	215	251	(14%)	(13%)	8	9	(8%)	207	242	(15%)	(13%)
Celebrex	193	192	1%	—	14	15	(7%)	179	177	1%	—
Viagra	119	127	(6%)	(5%)	3	21	(87%)	116	106	10%	11%
Effexor	94	83	13%	13%	16	18	(8%)	77	65	18%	18%
Zoloft	78	75	3%	5%	12	14	(10%)	65	61	6%	8%
Xalatan/Xalacom	80	85	(6%)	(5%)	4	4	(19%)	76	81	(5%)	(4%)
Xanax	50	60	(16%)	(14%)	8	9	(17%)	43	51	(16%)	(13%)
Revatio	22	65	(65%)	(65%)	4	42	(90%)	18	23	(19%)	(20%)
All other Upjohn	405	400	1%	2%	183	180	1%	222	220	1%	2%
CONSUMER HEALTHCARE BUSINESS(k)	$—	$974	(100%)	(100%)	$—	$520	(100%)	$—	$455	(100%)	(100%)
Total Alliance revenues	$1,230	$1,018	21%	22%	$825	$675	22%	$406	$344	18%	21%
Total Biosimilars(e)	$279	$211	32%	35%	$149	$76	96%	$130	$135	(4%)	—
Total Sterile Injectable Pharmaceuticals(l)	$1,332	$1,287	4%	5%	$617	$570	8%	$715	$716	—	3%
See end of tables for notes.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
FOURTH-QUARTER 2019 and 2018 - (UNAUDITED)

	DEVELOPED EUROPE(m)				DEVELOPED REST OF WORLD(n)				EMERGING MARKETS(o)
	2019	2018	% Change		2019	2018	% Change		2019	2018	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$2,251	$2,459	(8%)	(5%)	$1,706	$1,755	(3%)	(4%)	$3,240	$3,294	(2%)	1%
PFIZER BIOPHARMACEUTICALS GROUP (BIOPHARMA)(b)	$1,987	$2,031	(2%)	2%	$1,128	$1,087	4%	2%	$2,293	$2,041	12%	16%
Internal Medicine(c)	$489	$461	6%	11%	$344	$350	(2%)	(4%)	$337	$342	(2%)	1%
Eliquis alliance revenues and direct sales	303	256	19%	24%	107	93	14%	13%	114	83	37%	40%
Chantix/Champix	20	23	(11%)	(7%)	18	26	(33%)	(32%)	11	10	4%	3%
Premarin family	—	—	—	—	6	6	(3%)	(2%)	6	6	(12%)	(10%)
BMP2	—	—	—	—	—	—	—	—	—	1	*	*
Toviaz	17	19	(8%)	(4%)	28	27	2%	(1%)	3	3	16%	14%
All other Internal Medicine	148	163	(9%)	(6%)	185	197	(6%)	(8%)	204	239	(15%)	(12%)
Oncology(d)	$419	$408	3%	7%	$187	$166	13%	10%	$300	$185	62%	72%
Ibrance	240	242	(1%)	4%	95	79	21%	19%	102	69	48%	62%
Sutent	67	83	(19%)	(16%)	26	30	(15%)	(16%)	73	55	33%	40%
Xtandi alliance revenues	—	—	—	—	—	—	—	—	—	—	—	—
Xalkori	28	33	(15%)	(11%)	12	15	(18%)	(18%)	67	19	*	*
Inlyta	11	11	6%	11%	20	20	(1%)	(4%)	20	10	*	*
Bosulif	16	15	6%	10%	13	11	14%	10%	3	2	52%	55%
Retacrit(e)	24	20	20%	26%	—	—	—	—	1	1	(39%)	(35%)
Mektovi	—	—	—	—	—	—	—	—	—	—	—	—
Braftovi	—	—	—	—	—	—	—	—	—	—	—	—
All other Oncology	32	5	*	*	22	11	92%	87%	34	29	19%	21%
Hospital(f)	$235	$254	(7%)	(4%)	$194	$235	(17%)	(17%)	$808	$770	5%	7%
Sulperazon	—	—	—	—	3	2	12%	7%	176	147	20%	23%
Medrol(g)	18	18	(5%)	(2%)	12	8	61%	58%	30	33	(8%)	(7%)
Vfend	5	8	(39%)	(37%)	18	20	(11%)	(14%)	56	67	(18%)	(15%)
Zithromax(g)	12	14	(12%)	(8%)	11	11	(5%)	(7%)	60	55	8%	9%
EpiPen	—	—	—	—	14	21	(33%)	(32%)	—	—	—	—
Fragmin	31	33	(6%)	(2%)	17	20	(16%)	(15%)	17	17	2%	5%
Zyvox	2	2	37%	44%	9	15	(41%)	(43%)	42	38	10%	12%
Zosyn/Tazocin	—	—	23%	28%	1	1	(40%)	(37%)	17	19	(10%)	(8%)
Tygacil	6	13	(55%)	(54%)	1	1	16%	22%	41	42	(3%)	(1%)
Diflucan	8	8	—	4%	3	3	7%	7%	39	37	6%	8%
Panzyga	—	—	—	—	—	—	—	—	—	—	—	—
Pfizer CentreOne(h)	46	48	(4%)	(2%)	5	5	7%	9%	62	50	25%	28%
All other Anti-infectives	65	62	4%	8%	24	25	(2%)	(4%)	125	102	23%	26%
All other Hospital(f)	42	48	(11%)	(7%)	76	102	(25%)	(24%)	143	163	(12%)	(11%)
Vaccines	$318	$307	3%	8%	$117	$102	14%	13%	$549	$434	27%	29%
Prevnar 13/Prevenar 13	241	236	2%	6%	112	98	14%	13%	515	415	24%	27%
Nimenrix	38	27	41%	47%	3	5	(28%)	(25%)	29	13	*	*
FSME/IMMUN-TicoVac	20	19	8%	12%	—	—	—	—	3	3	(16%)	(12%)
Trumenba	3	3	15%	20%	—	—	—	—	—	1	(40%)	(37%)
All other Vaccines	16	23	(31%)	(28%)	2	—	*	*	2	3	(28%)	(27%)
Inflammation & Immunology (I&I)(i)	$328	$394	(17%)	(13%)	$154	$142	9%	7%	$195	$218	(11%)	(4%)
Xeljanz	70	46	52%	58%	63	47	33%	32%	40	31	31%	43%
Enbrel (Outside the U.S. and Canada)	196	271	(28%)	(25%)	70	75	(7%)	(9%)	149	177	(16%)	(10%)
Inflectra/Remsima(e), (i)	71	84	(15%)	(12%)	10	8	24%	26%	6	10	(45%)	(42%)
Eucrisa	—	—	—	—	1	—	*	*	—	—	—	—
All other I&I	(8)	(7)	(16%)	(22%)	11	11	(4%)	(8%)	—	—	—	—
Rare Disease	$198	$207	(4%)	—	$132	$92	44%	41%	$104	$92	13%	19%
Genotropin	38	46	(17%)	(13%)	41	39	4%	1%	27	23	16%	22%
BeneFIX	22	34	(34%)	(31%)	18	18	(3%)	(1%)	25	21	20%	24%
Vyndaqel/Vyndamax	53	25	*	*	51	12	*	*	5	3	61%	74%
Refacto AF/Xyntha	48	58	(17%)	(13%)	10	11	(9%)	(5%)	27	28	(3%)	2%
Somavert	32	34	(6%)	(3%)	6	6	7%	6%	4	4	(4%)	4%
All other Rare Disease	5	11	(56%)	(54%)	6	5	2%	4%	16	13	23%	34%
UPJOHN(c), (j)	$264	$289	(9%)	(5%)	$578	$581	(1%)	(3%)	$947	$1,024	(7%)	(6%)
Lyrica	52	67	(23%)	(20%)	225	221	2%	(1%)	67	80	(17%)	(16%)
Lipitor	42	50	(17%)	(13%)	57	59	(4%)	(2%)	342	390	(13%)	(10%)
Norvasc	14	16	(14%)	(11%)	43	43	(1%)	(2%)	150	183	(18%)	(16%)
Celebrex	6	8	(20%)	(17%)	89	91	(2%)	(5%)	84	78	7%	8%
Viagra	17	10	57%	63%	19	18	1%	2%	81	77	5%	6%
Effexor	14	17	(17%)	(13%)	36	29	27%	23%	27	20	36%	39%
Zoloft	10	10	8%	12%	14	15	(4%)	(6%)	40	37	10%	13%
Xalatan/Xalacom	16	21	(23%)	(20%)	29	31	(7%)	(9%)	31	28	10%	12%
Xanax	22	26	(15%)	(11%)	4	4	(7%)	(9%)	16	20	(20%)	(17%)
Revatio	5	9	(42%)	(40%)	8	8	(1%)	(5%)	6	6	(10%)	(9%)
All other Upjohn	66	55	19%	24%	54	62	(13%)	(15%)	103	103	—	—
CONSUMER HEALTHCARE BUSINESS(k)	$—	$139	(100%)	(100%)	$—	$87	(100%)	(100%)	$—	$228	(100%)	(100%)
Total Alliance revenues	$290	$244	19%	24%	$115	$100	14%	13%	$1	$—	*	*
Total Biosimilars(e)	$108	$113	(5%)	(1%)	$12	$9	39%	41%	$10	$13	(25%)	(22%)
Total Sterile Injectable Pharmaceuticals(l)	$121	$133	(8%)	(1%)	$113	$134	(16%)	(15%)	$481	$450	7%	9%

PFIZER INC. - REVENUES
TWELVE MONTHS 2019 and 2018 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2019	2018	% Change		2019	2018	% Change	2019	2018	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$51,750	$53,647	(4%)	(1%)	$23,852	$25,329	(6%)	$27,898	$28,318	(1%)	3%
PFIZER BIOPHARMACEUTICALS GROUP (BIOPHARMA)(b)	$39,419	$37,558	5%	8%	$19,605	$18,243	7%	$19,814	$19,315	3%	8%
Internal Medicine(c)	$9,119	$8,869	3%	5%	$4,764	$4,542	5%	$4,355	$4,327	1%	5%
Eliquis alliance revenues and direct sales	4,220	3,434	23%	26%	2,343	1,849	27%	1,877	1,585	18%	24%
Chantix/Champix	1,107	1,085	2%	3%	899	838	7%	208	247	(16%)	(12%)
Premarin family	734	832	(12%)	(12%)	690	783	(12%)	44	49	(10%)	(6%)
BMP2	287	279	3%	3%	287	278	3%	—	1	*	*
Toviaz	250	271	(8%)	(6%)	70	87	(20%)	180	183	(2%)	1%
All other Internal Medicine	2,521	2,969	(15%)	(12%)	476	707	(33%)	2,045	2,262	(10%)	(5%)
Oncology(d)	$9,014	$7,471	21%	23%	$5,591	$4,657	20%	$3,422	$2,814	22%	29%
Ibrance	4,961	4,118	20%	23%	3,250	2,922	11%	1,710	1,196	43%	53%
Sutent	936	1,049	(11%)	(7%)	283	357	(21%)	653	692	(6%)	1%
Xtandi alliance revenues	838	699	20%	20%	838	699	20%	—	—	—	—
Xalkori	530	524	1%	5%	149	158	(5%)	381	366	4%	9%
Inlyta	477	298	60%	64%	295	119	*	182	178	2%	8%
Bosulif	365	296	23%	25%	243	196	24%	122	99	23%	26%
Retacrit(e)	225	82	*	*	141	6	*	85	76	11%	17%
Mektovi	49	—	*	*	49	—	*	—	—	—	—
Braftovi	48	—	*	*	48	—	*	—	—	—	—
All other Oncology	585	406	44%	47%	295	199	48%	290	207	40%	45%
Hospital(f)	$7,772	$7,955	(2%)	—	$3,081	$3,107	(1%)	$4,691	$4,848	(3%)	1%
Sulperazon	684	613	12%	17%	—	—	—	684	613	12%	17%
Medrol(g)	469	493	(5%)	(3%)	248	266	(7%)	221	227	(3%)	1%
Vfend	346	392	(12%)	(8%)	13	10	24%	333	382	(13%)	(9%)
Zithromax(g)	336	326	3%	7%	(1)	7	*	338	319	6%	10%
EpiPen	303	303	—	—	248	242	3%	55	62	(11%)	(9%)
Fragmin	253	293	(14%)	(9%)	9	14	(33%)	244	279	(13%)	(8%)
Zyvox	251	236	7%	10%	27	(3)	*	225	239	(6%)	(3%)
Zosyn/Tazocin	200	230	(13%)	(11%)	131	151	(13%)	69	79	(13%)	(8%)
Tygacil	197	249	(21%)	(17%)	15	25	(42%)	182	223	(18%)	(15%)
Diflucan	190	189	1%	5%	2	2	(11%)	188	186	1%	5%
Panzyga	183	39	*	*	183	39	*	—	—	—	—
Pfizer CentreOne(h)	810	755	7%	9%	437	409	7%	374	345	8%	12%
All other Anti-infectives	1,114	1,041	7%	11%	341	296	15%	773	745	4%	9%
All other Hospital(f)	2,436	2,797	(13%)	(11%)	1,429	1,649	(13%)	1,007	1,148	(12%)	(9%)
Vaccines	$6,504	$6,332	3%	5%	$3,331	$3,469	(4%)	$3,173	$2,863	11%	16%
Prevnar 13/Prevenar 13	5,847	5,802	1%	3%	3,209	3,360	(4%)	2,638	2,443	8%	12%
Nimenrix	230	140	65%	75%	—	—	—	230	140	65%	75%
FSME/IMMUN-TicoVac	220	184	20%	27%	—	—	—	220	184	20%	27%
Trumenba	135	116	16%	17%	122	109	11%	13	7	92%	*
All other Vaccines	73	90	(19%)	(15%)	—	—	—	73	90	(19%)	(15%)
Inflammation & Immunology (I&I)(i)	$4,733	$4,720	—	4%	$2,077	$1,816	14%	$2,655	$2,904	(9%)	(2%)
Xeljanz	2,242	1,774	26%	29%	1,636	1,394	17%	606	380	59%	70%
Enbrel (Outside the U.S. and Canada)	1,699	2,112	(20%)	(14%)	—	—	—	1,699	2,112	(20%)	(14%)
Inflectra/Remsima(e), (i)	625	642	(3%)	—	300	259	16%	325	383	(15%)	(10%)
Eucrisa	138	147	(7%)	(7%)	134	147	(9%)	3	—	*	*
All other I&I	29	45	(34%)	(37%)	8	16	(53%)	22	28	(23%)	(28%)
Rare Disease	$2,278	$2,211	3%	7%	$760	$652	17%	$1,518	$1,560	(3%)	3%
Genotropin	498	558	(11%)	(7%)	93	130	(29%)	405	428	(5%)	(1%)
BeneFIX	488	554	(12%)	(9%)	242	245	(1%)	246	309	(20%)	(15%)
Vyndaqel/Vyndamax	473	148	*	*	191	—	*	282	148	91%	96%
Refacto AF/Xyntha	426	514	(17%)	(12%)	92	109	(15%)	333	404	(18%)	(11%)
Somavert	264	267	(1%)	3%	105	103	2%	159	164	(3%)	3%
All other Rare Disease	129	170	(24%)	(18%)	37	64	(43%)	92	106	(13%)	(3%)
UPJOHN(c), (j)	$10,233	$12,484	(18%)	(16%)	$3,259	$5,209	(37%)	$6,974	$7,275	(4%)	(1%)
Lyrica	3,321	4,970	(33%)	(33%)	2,012	3,594	(44%)	1,308	1,375	(5%)	(3%)
Lipitor	1,973	2,062	(4%)	—	104	110	(6%)	1,870	1,952	(4%)	—
Norvasc	950	1,029	(8%)	(4%)	39	36	6%	911	992	(8%)	(4%)
Celebrex	719	686	5%	7%	58	65	(11%)	661	621	7%	8%
Viagra	497	636	(22%)	(19%)	75	217	(65%)	422	419	1%	5%
Effexor	336	311	8%	11%	71	72	(1%)	265	239	11%	14%
Zoloft	294	298	(1%)	3%	48	56	(14%)	246	242	2%	7%
Xalatan/Xalacom	281	318	(12%)	(9%)	16	18	(12%)	265	300	(11%)	(8%)
Xanax	198	223	(11%)	(7%)	36	40	(10%)	162	182	(11%)	(7%)
Revatio	144	227	(37%)	(36%)	71	138	(49%)	73	89	(18%)	(16%)
All other Upjohn	1,519	1,725	(12%)	(10%)	729	862	(15%)	789	863	(9%)	(5%)
CONSUMER HEALTHCARE BUSINESS(k)	$2,098	$3,605	(42%)	(40%)	$988	$1,877	(47%)	$1,110	$1,728	(36%)	(32%)
Total Alliance revenues	$4,648	$3,838	21%	23%	$3,208	$2,576	25%	$1,440	$1,263	14%	19%
Total Biosimilars(e)	$911	$769	19%	22%	$451	$266	70%	$460	$503	(8%)	(3%)
Total Sterile Injectable Pharmaceuticals(l)	$5,035	$5,214	(3%)	(1%)	$2,349	$2,434	(3%)	$2,686	$2,780	(3%)	1%

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
TWELVE MONTHS 2019 and 2018 - (UNAUDITED)

	DEVELOPED EUROPE(m)				DEVELOPED REST OF WORLD(n)				EMERGING MARKETS(o)
	2019	2018	% Change		2019	2018	% Change		2019	2018	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$8,701	$9,116	(5%)	1%	$6,465	$6,551	(1%)	—	$12,733	$12,651	1%	7%
PFIZER BIOPHARMACEUTICALS GROUP (BIOPHARMA)(b)	$7,444	$7,540	(1%)	4%	$4,137	$4,080	1%	3%	$8,234	$7,695	7%	14%
Internal Medicine(c)	$1,777	$1,707	4%	10%	$1,270	$1,312	(3%)	(2%)	$1,308	$1,308	—	7%
Eliquis alliance revenues and direct sales	1,089	947	15%	21%	367	333	10%	11%	421	304	38%	47%
Chantix/Champix	80	83	(4%)	2%	71	111	(36%)	(34%)	57	52	9%	14%
Premarin family	2	2	(7%)	(2%)	21	23	(9%)	(7%)	22	24	(10%)	(5%)
BMP2	—	—	—	—	—	—	—	—	—	1	*	*
Toviaz	67	71	(6%)	(1%)	101	101	1%	1%	11	11	2%	16%
All other Internal Medicine	539	603	(11%)	(6%)	709	743	(5%)	(4%)	797	916	(13%)	(6%)
Oncology(d)	$1,667	$1,436	16%	23%	$674	$573	18%	18%	$1,081	$806	34%	49%
Ibrance	982	725	36%	43%	336	245	37%	38%	391	226	73%	*
Sutent	284	323	(12%)	(7%)	102	119	(14%)	(12%)	266	250	7%	17%
Xtandi alliance revenues	—	—	—	—	—	—	—	—	—	—	—	—
Xalkori	113	154	(26%)	(22%)	49	58	(15%)	(14%)	219	154	42%	50%
Inlyta	40	48	(16%)	(11%)	71	77	(8%)	(9%)	70	53	33%	50%
Bosulif	62	52	18%	25%	47	39	19%	18%	13	8	71%	77%
Retacrit(e)	83	70	19%	25%	—	—	—	—	2	6	(74%)	(72%)
Mektovi	—	—	—	—	—	—	—	—	—	—	—	—
Braftovi	—	—	—	—	—	—	—	—	—	—	—	—
All other Oncology	102	64	58%	66%	68	34	*	*	120	108	11%	16%
Hospital(f)	$897	$1,015	(12%)	(7%)	$758	$830	(9%)	(7%)	$3,036	$3,002	1%	6%
Sulperazon	—	—	—	—	9	10	(6%)	(7%)	675	603	12%	17%
Medrol(g)	67	74	(9%)	(4%)	43	26	64%	65%	111	127	(12%)	(9%)
Vfend	21	36	(42%)	(39%)	72	80	(10%)	(10%)	240	267	(10%)	(4%)
Zithromax(g)	49	52	(7%)	(1%)	39	41	(5%)	(5%)	250	226	10%	15%
EpiPen	—	—	—	—	55	62	(11%)	(9%)	—	—	—	—
Fragmin	116	143	(18%)	(14%)	63	75	(17%)	(14%)	65	61	6%	12%
Zyvox	12	15	(18%)	(13%)	46	55	(17%)	(17%)	167	169	(1%)	3%
Zosyn/Tazocin	2	5	(65%)	(64%)	3	5	(31%)	(28%)	64	70	(9%)	(3%)
Tygacil	29	66	(56%)	(53%)	5	6	(7%)	(2%)	148	151	(3%)	2%
Diflucan	32	35	(9%)	(4%)	11	11	(6%)	(4%)	145	140	4%	8%
Panzyga	—	—	—	—	—	—	—	—	—	—	—	—
Pfizer CentreOne(h)	162	138	18%	21%	17	15	12%	13%	194	192	1%	5%
All other Anti-infectives	242	239	1%	7%	94	95	(1%)	—	437	411	6%	13%
All other Hospital(f)	165	213	(23%)	(18%)	302	350	(14%)	(10%)	540	584	(8%)	(4%)
Vaccines	$1,041	$974	7%	13%	$403	$420	(4%)	(2%)	$1,728	$1,469	18%	22%
Prevnar 13/Prevenar 13	650	655	(1%)	4%	377	402	(6%)	(5%)	1,611	1,386	16%	21%
Nimenrix	129	80	60%	69%	21	15	39%	49%	80	44	82%	93%
FSME/IMMUN-TicoVac	190	158	20%	27%	—	—	—	—	29	25	17%	25%
Trumenba	11	6	96%	*	—	—	—	—	2	1	68%	77%
All other Vaccines	62	74	(17%)	(12%)	5	3	68%	73%	6	13	(56%)	(54%)
Inflammation & Immunology (I&I)(i)	$1,323	$1,574	(16%)	(11%)	$618	$577	7%	9%	$714	$753	(5%)	8%
Xeljanz	241	121	99%	*	211	148	42%	44%	154	110	40%	63%
Enbrel (Outside the U.S. and Canada)	828	1,152	(28%)	(24%)	332	358	(7%)	(6%)	539	603	(10%)	1%
Inflectra/Remsima(e), (i)	273	319	(14%)	(10%)	32	24	31%	36%	21	40	(49%)	(45%)
Eucrisa	—	—	—	—	3	—	*	*	—	—	—	—
All other I&I	(19)	(18)	(8%)	(14%)	41	46	(11%)	(12%)	—	—	—	—
Rare Disease	$739	$835	(11%)	(6%)	$413	$368	12%	13%	$366	$357	3%	15%
Genotropin	156	179	(13%)	(8%)	153	156	(2%)	(2%)	96	92	4%	16%
BeneFIX	98	153	(36%)	(32%)	72	82	(12%)	(9%)	76	74	3%	14%
Vyndaqel/Vyndamax	152	92	65%	74%	109	43	*	*	21	13	63%	81%
Refacto AF/Xyntha	192	245	(22%)	(17%)	40	48	(17%)	(12%)	102	111	(8%)	4%
Somavert	125	130	(4%)	2%	20	20	—	1%	14	14	2%	17%
All other Rare Disease	16	34	(54%)	(52%)	19	19	1%	6%	57	53	8%	26%
UPJOHN(c), (j)	$956	$1,102	(13%)	(9%)	$2,113	$2,140	(1%)	(1%)	$3,905	$4,033	(3%)	1%
Lyrica	195	257	(24%)	(20%)	828	817	1%	1%	285	301	(5%)	(1%)
Lipitor	164	183	(10%)	(5%)	202	213	(5%)	(1%)	1,504	1,557	(3%)	1%
Norvasc	59	67	(12%)	(7%)	164	185	(11%)	(10%)	688	741	(7%)	(2%)
Celebrex	24	28	(12%)	(7%)	324	289	12%	12%	313	304	3%	6%
Viagra	42	41	4%	9%	66	70	(6%)	(4%)	314	308	2%	7%
Effexor	55	60	(10%)	(5%)	123	98	26%	25%	87	80	9%	16%
Zoloft	38	40	(5%)	1%	51	60	(15%)	(14%)	157	143	10%	18%
Xalatan/Xalacom	61	69	(12%)	(7%)	107	124	(14%)	(13%)	98	107	(8%)	(3%)
Xanax	81	93	(13%)	(8%)	14	16	(12%)	(11%)	66	73	(10%)	(4%)
Revatio	24	36	(35%)	(31%)	30	30	—	(1%)	20	23	(15%)	(12%)
All other Upjohn	214	228	(6%)	(1%)	204	239	(15%)	(14%)	372	396	(6%)	(2%)
CONSUMER HEALTHCARE BUSINESS(k)	$301	$474	(37%)	(32%)	$215	$330	(35%)	(31%)	$594	$923	(36%)	(31%)
Total Alliance revenues	$1,043	$904	15%	22%	$395	$359	10%	11%	$2	$—	*	*
Total Biosimilars(e)	$395	$422	(6%)	(1%)	$35	$26	37%	42%	$29	$55	(47%)	(44%)
Total Sterile Injectable Pharmaceuticals(l)	$469	$582	(19%)	(13%)	$438	$472	(7%)	(5%)	$1,779	$1,726	3%	8%

PFIZER INC.
NOTES TO REVENUES TABLE INFORMATION
(UNAUDITED)

The above tables and related footnotes reflect our current commercial operating structure beginning in first-quarter 2019.
(a)
Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are described in footnotes (m) to (o) below, respectively, and the product revenues from these regions are described on pages 41 and 43.

(b)
The Pfizer Biopharmaceuticals Group encompasses Internal Medicine, Oncology, Hospital, Vaccines, Inflammation & Immunology and Rare Disease. The Hospital business unit commercializes our global portfolio of sterile injectable and anti-infective medicines, and also includes Pfizer CentreOne(h).

(c)
We reclassified certain products from the Legacy Established Products (LEP) category, including Premarin family products, and certain other products from the legacy Peri-LOE category, including Pristiq, to the Internal Medicine category and reclassified Lyrica from the Internal Medicine category to the Upjohn business to conform 2018 product revenues to the current presentation.

(d)	We performed certain reclassifications in the All other Oncology category to conform 2018 product revenues to the current presentation.
(e)	Biosimilars are highly similar versions of approved and authorized biological medicines and primarily include revenues from Inflectra/Remsima and Retacrit.
(f)
Hospital is a business unit that commercializes our global portfolio of sterile injectable and anti-infective medicines. We performed certain reclassifications, primarily from the legacy Sterile Injectables Pharmaceuticals (SIP) category (Sulperazon, Medrol, Fragmin, Tygacil, Zosyn/Tazocin and Precedex, among other products), the LEP category (Epipen and Zithromax), and the legacy Peri-LOE category (Vfend and Zyvox) to the Hospital category to conform 2018 product revenues to the current presentation. Hospital also includes Pfizer CentreOne(h). All other Hospital primarily includes revenues from legacy SIP products (that are not anti-infective products) and, to a much lesser extent, solid oral dose products (that are not anti-infective products). SIP anti-infective products that are not individually listed above are recorded in “All other Anti-infectives”.

(g)
2018 revenues for Medrol and Zithromax may not agree to previously disclosed revenues because revenues for those products were previously split between LEP and the legacy SIP categories. All revenues for these products are currently reported in the Hospital category.

(h)
Pfizer CentreOne includes revenues from our contract manufacturing and active pharmaceutical ingredient sales operation, including sterile injectables contract manufacturing, and revenues related to our manufacturing and supply agreements, including with Zoetis Inc. In the fourth quarter of 2017, we sold our equity share in Hisun Pfizer. As a result, effective in the first quarter of 2018, Hisun Pfizer-related revenues, previously reported in emerging markets within legacy All Other LEP and legacy All Other SIP, are reported in emerging markets within Pfizer CentreOne.

(i)	We reclassified Inflectra/Remsima from the legacy Biosimilars category to the Inflammation & Immunology category to conform 2018 product revenues to the current presentation.
(j)
Pfizer’s Upjohn business is a global, primarily off-patent branded and generic medicines business, which includes a portfolio of 20 globally recognized solid oral dose brands including Lyrica, Lipitor, Norvasc, Celebrex and Viagra, as well as a U.S.-based generics platform, Greenstone.

(k)
On July 31, 2019, Pfizer’s Consumer Healthcare business, an over-the-counter medicines business, was combined with GSK’s consumer healthcare business to form a new consumer healthcare joint venture, of which we own 32%. Upon the closing of the transaction, we deconsolidated our Consumer Healthcare business and from August 1, 2019 began to record our pro rata share of the joint venture’s earnings on a one-quarter lag basis in Other (income)/deductions––net and to receive dividends, which are paid on a quarterly basis. Therefore, we have recorded our share of two months of the joint venture’s earnings generated in the third quarter of 2019 in our operating results in the fourth quarter of 2019. In accordance with our domestic and international reporting periods, our financial results, and our Consumer Healthcare segment’s operating results, for full-year 2019 reflect seven months of Consumer Healthcare segment domestic operations and eight months of Consumer Healthcare segment international operations.

(l)	Sterile Injectable Pharmaceuticals represents the total of all branded and generic injectable products in the Hospital business, including anti-infective sterile injectable pharmaceuticals.
(m)	Developed Europe region includes the following markets: Western Europe, Scandinavian countries and Finland.
(n)	Developed Rest of World region includes the following markets: Japan, Canada, South Korea, Australia and New Zealand.
(o)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Eastern Europe, Africa, the Middle East, Central Europe and Turkey.

*	Indicates calculation not meaningful or result is equal to or greater than 100%.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

DISCLOSURE NOTICE: Except where otherwise noted, the information contained in this earnings release and the related attachments is as of January 28, 2020. We assume no obligation to update any forward-looking statements contained in this earnings release and the related attachments as a result of new information or future events or developments.
This earnings release and the related attachments contain forward-looking statements about our anticipated future operating and financial performance, business plans and prospects, expectations for our product pipeline, in-line products and product candidates, including anticipated regulatory submissions, data read-outs, study starts, approvals, revenue contribution, growth, performance, timing of exclusivity and potential benefits, strategic reviews, capital allocation objectives, benefits anticipated from the reorganization of our commercial operations in 2019, plans for and prospects of our acquisitions and other business development activities, including our proposed transaction with Mylan N.V. (Mylan) to combine Upjohn and Mylan to create a new global pharmaceutical company, our acquisition of Array BioPharma Inc. and our transaction with GSK which combined our respective consumer healthcare businesses into a new consumer healthcare joint venture, our ability to successfully capitalize on growth opportunities or prospects, manufacturing and product supply and plans relating to share repurchases and dividends, among other things, that involve substantial risks and uncertainties. You can identify these statements by the fact that they use future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “assume,” “target,” “forecast,” “guidance,” “goal,” “objective,” “aim,” “seek” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:

▪
the outcome of research and development activities, including, without limitation, the ability to meet anticipated pre-clinical or clinical endpoints, commencement and/or completion dates for our pre-clinical or clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable pre-clinical and clinical trial results, including the possibility of unfavorable new clinical data and further analyses of existing clinical data;

▪
the risk we may not be able to successfully address all of the comments received from regulatory authorities such as the U.S. Food and Drug Administration (FDA) or the European Medicines Agency (EMA), or obtain approval from regulators, which will depend on myriad factors, including such regulator making a determination as to whether a product’s benefits outweigh its known risks and a determination of the product’s efficacy; regulatory decisions impacting labeling, manufacturing processes, safety and/or other matters; and recommendations by technical or advisory committees, such as the Advisory Committee on Immunization Practices, that may impact the use of our vaccines;

▪	the speed with which regulatory authorizations, pricing approvals and product launches may be achieved;

▪
claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates, including claims and concerns that may arise from the outcome of post-approval clinical trials, which could result in the loss of marketing approval, changes in product labeling, and/or new or increased concerns about the side effects or efficacy of, a product that could affect its availability or commercial potential, such as the update to the U.S. and EU prescribing information for Xeljanz;

▪
the success of external business-development activities, including the ability to identify and execute on potential business development opportunities, the ability to satisfy the conditions to closing of announced transactions in the anticipated time frame or at all, the ability to realize the anticipated benefits of any such transactions, and the potential need to obtain additional equity or debt financing to pursue these opportunities which could result in increased leverage and impact our credit ratings;

▪
competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products, biosimilars and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates;

▪
the implementation by the FDA and regulatory authorities in certain countries of an abbreviated legal pathway to approve biosimilar products, which could subject our biologic products to competition from biosimilar products, with attendant competitive pressures, after the expiration of any applicable exclusivity period and patent rights;

▪
risks related to our ability to develop and commercialize biosimilars, including risks associated with “at risk” launches, defined as the marketing of a product by Pfizer before the final resolution of litigation (including any appeals) brought by a third party alleging that such marketing would infringe one or more patents owned or controlled by the third party, and access challenges for our biosimilar products where our product may not receive appropriate formulary access or remains in a disadvantaged position relative to the innovator product;

▪	the ability to meet competition from generic, branded and biosimilar products after the loss or expiration of patent protection for our products or competitor products;

▪	the ability to successfully market both new and existing products domestically and internationally;

▪
difficulties or delays in manufacturing, including delays caused by natural events, such as hurricanes; supply disruptions, shortages or stock-outs at our facilities; and legal or regulatory actions, such as warning letters, suspension of manufacturing, seizure of product, injunctions, debarment, recall of a product, delays or denials of product approvals, import bans or denial of import certifications;

▪	trade buying patterns;

▪	the impact of existing and future legislation and regulatory provisions on product exclusivity;

▪	trends toward managed care and healthcare cost containment, and our ability to obtain or maintain timely or adequate pricing or favorable formulary placement for our products;

▪
the impact of any significant spending reductions or cost controls affecting Medicare, Medicaid or other publicly funded or subsidized health programs or changes in the tax treatment of employer-sponsored health insurance that may be implemented;

▪
the impact of any U.S. healthcare reform or legislation, including any replacement, repeal, modification or invalidation of some or all of the provisions of the U.S. Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act;

▪
U.S. federal or state legislation or regulatory action and/or policy efforts affecting, among other things, pharmaceutical product pricing, intellectual property, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs; patient out-of-pocket costs for medicines, manufacturer prices and/or price increases that could result in new mandatory rebates and discounts or other pricing restrictions; general budget control actions; the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries; revisions to reimbursement of biopharmaceuticals under government programs; restrictions on U.S. direct-to-consumer advertising; limitations on interactions with healthcare professionals; or the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines; as well as pricing pressures for our products as a result of highly competitive insurance markets;

▪
legislation or regulatory action in markets outside the U.S., including China, affecting pharmaceutical product pricing, intellectual property, reimbursement or access, including, in particular, continued government-mandated reductions in prices and access restrictions for certain biopharmaceutical products to control costs in those markets;

▪
the exposure of our operations outside the U.S. to possible capital and exchange controls, economic conditions, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, as well as political unrest, unstable governments and legal systems and inter-governmental disputes;

▪	contingencies related to actual or alleged environmental contamination;

▪	any significant breakdown, infiltration or interruption of our information technology systems and infrastructure;

▪	legal defense costs, insurance expenses and settlement costs;

▪
the risk of an adverse decision or settlement and the adequacy of reserves related to legal proceedings, including patent litigation, such as claims that our patents are invalid and/or do not cover the product of the generic drug manufacturer or where one or more third parties seeks damages and/or injunctive relief to compensate for alleged infringement of its patents by our commercial or other activities, product liability and other product-related litigation, including personal injury, consumer, off-label promotion, securities, antitrust and breach of contract claims, commercial, environmental, government investigations, employment and other legal proceedings, including various means for resolving asbestos litigation, as well as tax issues;

▪
the risk that our currently pending or future patent applications may not result in issued patents, or be granted on a timely basis, or any patent-term extensions that we seek may not be granted on a timely basis, if at all;

▪	our ability to protect our patents and other intellectual property, both domestically and internationally;

▪	interest rate and foreign currency exchange rate fluctuations, including the impact of possible currency devaluations in countries experiencing high inflation rates;

▪
governmental laws and regulations affecting domestic and foreign operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside the U.S. that may result from pending and possible future proposals, including further clarifications and/or interpretations of or changes to the Tax Cuts and Jobs Act enacted in 2017;

▪	any significant issues involving our largest wholesale distributors, which account for a substantial portion of our revenues;

▪	the possible impact of the increased presence of counterfeit medicines in the pharmaceutical supply chain on our revenues and on patient confidence in the integrity of our medicines;

▪
uncertainties based on the formal change in relationship between the U.K. government and the EU, which could have implications on our research, commercial and general business operations in the U.K. and the EU, including the approval and supply of our products;

▪
any significant issues that may arise related to the outsourcing of certain operational and staff functions to third parties, including with regard to quality, timeliness and compliance with applicable legal or regulatory requirements and industry standards;

▪	any significant issues that may arise related to our joint ventures and other third-party business arrangements;

▪
further clarifications and/or changes in interpretations of existing laws and regulations, or changes in laws and regulations, in the U.S. and other countries, including changes in U.S. generally accepted accounting principles;

▪
uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on Pfizer, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets; the related risk that our allowance for doubtful accounts may not be adequate; and the risks related to volatility of our income due to changes in the market value of equity investments;

▪	any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas;

▪	growth in costs and expenses;

▪	changes in our product, segment and geographic mix;

▪	the impact of purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items;

▪	the impact of product recalls, withdrawals and other unusual items;

▪	the risk of an impairment charge related to our intangible assets, goodwill or equity-method investments;

▪
the impact of, and risks and uncertainties related to, acquisitions and divestitures, such as the acquisition of Array, our transaction with GSK which combined our respective consumer healthcare businesses into a new consumer healthcare joint venture and our agreement to combine Upjohn with Mylan to create a new global pharmaceutical company, Viatris, including, among other things, risks related to the satisfaction of the conditions to closing to any pending transaction (including the failure to obtain any necessary shareholder and regulatory approvals) in the anticipated timeframe or at all and the possibility that such transaction does not close; the ability to realize the anticipated benefits of those transactions, including the possibility that the expected cost savings and/or accretion from certain of those transactions will not be realized or will not be realized within the expected time frame; the risk that the businesses will not be integrated successfully; negative effects of the announcement or the consummation of the transaction on the market price of Pfizer’s common stock, Pfizer’s credit ratings and/or Pfizer’s operating results; disruption from the transactions making it more difficult to maintain business and operational relationships; risks related to our ability to grow revenues for certain acquired products; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the transaction, other business effects, including the effects of industry, market, economic, political or regulatory conditions, future exchange and interest rates, changes in tax and other laws, regulations, rates and policies, future business combinations or disposals; competitive developments; and as it relates to the Consumer Healthcare joint venture with GSK, the possibility that a future separation of the joint venture as an independent company via a demerger of GSK’s equity interest to GSK’s shareholders and a listing of the joint venture on the U.K. equity market may not occur; and

▪
the impact of, and risks and uncertainties related to, restructurings and internal reorganizations, including the reorganization of our commercial operations in 2019, as well as any other corporate strategic initiatives, and cost-reduction and productivity initiatives, each of which requires upfront costs but may fail to yield anticipated benefits and may result in unexpected costs or organizational disruption.

We cannot guarantee that any forward-looking statement will be realized. Achievement of anticipated results is subject to substantial risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements, and are cautioned not to put undue reliance on forward-looking statements. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and in our subsequent reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors”, and in our subsequent reports on Form 8-K.

The operating segment information provided in this earnings release and the related attachments does not purport to represent the revenues, costs and income from continuing operations before provision for taxes on income that each of our operating segments would have recorded had each segment operated as a standalone company during the periods presented.
This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data. In addition, clinical trial data are subject to differing interpretations, and, even when we view data as sufficient to support the safety and/or effectiveness of a product candidate or a new indication for an in-line product, regulatory authorities may not share our views and may require additional data or may deny approval altogether.
ADDITIONAL INFORMATION AND WHERE TO FIND IT
This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. In connection with the proposed combination of Upjohn Inc. (“Newco”), a wholly owned subsidiary of Pfizer Inc. (“Pfizer”), and Mylan N.V. (“Mylan”), which will immediately follow the proposed separation of the Upjohn business (the “Upjohn Business”) from Pfizer (the “proposed transaction”), Newco and Mylan have filed certain materials with the Securities and Exchange Commission (“SEC”), including, among other materials, the Registration Statement on Form S-4 which includes a draft proxy statement/prospectus (as amended, the “Form S-4”), and Form 10 which includes an information statement (as amended, the “Form 10”), each of which has been filed by Newco with the SEC on October 25, 2019 and subsequently refiled and/or amended. The registration statements have not yet become effective. After the Form S-4 is effective, a definitive proxy statement/prospectus will be sent to the Mylan shareholders seeking approval of the proposed transaction, and after the Form 10 is effective, a definitive information statement will be made available to the Pfizer stockholders relating to the proposed transaction. Newco and Mylan intend to file additional relevant materials with the SEC in connection with the proposed transaction, including a proxy statement of Mylan in definitive form. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MYLAN, NEWCO AND THE PROPOSED TRANSACTION. The documents relating to the proposed transaction (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov. These documents (when they are available) can also be obtained free of charge from Mylan, upon written request to Mylan, at (724) 514-1813 or investor.relations@mylan.com or from Pfizer on Pfizer’s internet website at https://investors.Pfizer.com/financials/sec-filings/default.aspx or by contacting Pfizer’s Investor Relations Department at (212) 733-2323, as applicable.
PARTICIPANTS IN THE SOLICITATION
This communication is not a solicitation of a proxy from any investor or security holder. However, Pfizer, Mylan, Newco and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction under the rules of the SEC. Information about the directors and executive officers of Pfizer may be found in its Annual Report on Form 10-K filed with the SEC on February 28, 2019, its definitive proxy statement and additional proxy statement relating to its 2019 Annual Meeting filed with the SEC on March 14, 2019 and on April 2, 2019, respectively, and Current Report on Form 8-K filed with the SEC on June 27, 2019. Information about the directors and executive officers of Mylan may be found in its amended Annual Report on Form 10-K filed with the SEC on April 30, 2019, and its definitive proxy statement relating to its 2019 Annual Meeting filed with the SEC on May 24, 2019. Additional information regarding the interests of these participants can also be found in the Form S-4 and will also be included in the definitive proxy statement of Mylan in connection with the proposed transaction when it becomes available. These documents (when they are available) can be obtained free of charge from the sources indicated above.